Capital Increase and Accession Agreement
Page 1 of20
Jan 9th, 2014
Shanghai MicroPort Medical (Group) Co., Ltd.
and
Sorin CRM Holding SAS
JOINT VENTURE CONTRACT

TABLE OF CONTENTS
TABLE OF ANNEXES4
PART I GENERAL7
Article 1 Parties to the Contract7
Article 2 Definitions and Interpretations7
PART II COMPANY15
Article 3 Formation of the Joint Venture15
Article 4 Legal Form and Independence of the Company16
Article 5 Purpose and Scope of Business17
Article 6 Articles of Association17
Article 7 Total Investment, Registered Capital and Subscribed Contributions18
Article 8 Contributions18
Article 9 Payment of Contributions18
Article 10 Verification of Contributions19
Article 11 Assignment of Equity Interest20
Article 12 Limitation on Encumbrance on Equity Interest22
Article 13 Increase or Reduction of Registered Capital22
Article 14 Further Financing22
Article 15 Board of Directors23
Article 16 Management Office29
Article 17 The Supervisors32
PART Ill OPERATIONS33
Article 18 Plan of Business Activities33
Article 19 Site of Production and Business Operation34
Article 20 Intellectual Property Rights on Technology and Trademarks35
Article 21 Procurement36
Article 22 Production37
Article 23 Distribution and Sale38
Article 24 Non-Compete39
Article 25 Related Agreements and Transition39
Article 26 Labour Management, Trade Union, Grassroots Party Organization39
Article 27 Financial Affairs and Accounting41
Article 28 Taxation43
Article 29 Insurance44

Article 30 IT Systems44

PART IV MISCELLANEOUS45
Article 31 Responsibilities of the Parties45
Article 32 Confidentiality47
Article 33 Representations and Warranties49
Article 34 Effectiveness of the Contract51
Article 35 Joint Venture Term52
Article 36 Liquidation56
Article 37 Force Majeure58
Article 38 Settlement of Disputes58
Article 39 Breach of Contract59
Article 40 Applicable Laws and Change of Law59
Article 41 Compliance60
Article 42 Composition of this Contract62
Article 43 Miscellaneous Provisions63

TABLE OF ANNEXES
Annex 6    Articles of Association
Annex 20.1 (a)    Sorin Technology License Agreement

JOINT VENTURE CONTRACT
This Joint Venture Contract (“Contract”) is executed on January 9th, 2014 in Shanghai by and between Shanghai MicroPort Medical (Group) Co., Ltd. (HQ) (“MicroPort”), and Sorin CRM Holding SAS (“Sorin”).
Whereas

(1)
MicroPort is a leading medical technology company that develops, manufactures and sells high-end medical devices. It was set up at Shanghai Zhangjiang Hi-Tech Park in May 1998. The company has approximately 1,800 employees. Its products include devices used for vascular diseases and disorders, e.g. cardiovascular, endovascular, and neurovascular disorders and diseases, as well as devices for electrophysiology, orthopedic care, diabetic care, endocrinal management, and surgical management. MicroPort serves patients and physicians in more than 1,200 hospitals throughout China and over 20 countries in Asia Pacific, South America and Europe. On average, every 30 seconds, one patient somewhere in the world uses MicroPort’s product to save life or to improve the quality of life through medical intervention.

(2)
MicroPort is the sole shareholder of MicroPort WeiBo Medical Devices (Shanghai) Co. Ltd. which is established and existing under Chinese law, with its legal address at Room 101, Unit 2, 501 Newton Road, Zhangjiang Hi-Tech Park, Shanghai 201203 and registered with the Pudong New Area Sub-bureau of Shanghai Administration for Industry and Commerce with the registration No. 310115002124521 (“Subsidiary”).

(3)
Sorin Group is a global medical device company and a leader in the treatment of cardiovascular diseases. With 3,750 employees worldwide, Sorin Group focuses on two major therapeutic areas: cardiac surgery (cardiopulmonary products for open heart surgery and heart valve repair or replacement products) and cardiac rhythm management (pacemakers, defibrillators and non-invasive monitoring to diagnose and deliver anti-arrhythmia therapies as well as cardiac resynchronization devices for heart failure treatment). Every year, over one million patients are treated with Sorin Group devices in more than 80 countries.

(4)
It is the Parties’ vision to work together in a stable long-term relationship, beneficial to both Parties, especially in order to assume together a significant role in the Chinese cardiac rhythm management (“CRM”) market.

(5)
MicroPort and its Affiliates have the advantage of access to excellent production conditions in the PRC, established tendering and bidding capabilities, and an established distribution and after-sales network in the Chinese cardiovascular market, while Sorin has the advantage of brand, technology and products in the high quality market for CRM and long standing management experience in the CRM business.

(6)
With these strongly complementary strategic advantages, the Parties have reached an understanding to jointly invest into the Subsidiary as set out in details in a separate Capital Increase and Accession Agreement. Pursuant to the Capital Increase and Accession Agreement the Subsidiary shall increase its registered capital and after such capital increase MicroPort shall subscribe 51% equity interest in the Subsidiary’s registered capital and Sorin shall subscribe 49% equity interest in the Subsidiary’s registered capital. By means of this, the Subsidiary will be converted from a domestic company to a Chinese-foreign joint venture company (“Company”).

(7)
The Company shall be devoted to pacemakers, ICDs, CRTs, leads and programmers, components and other CRM related products (“CRM Products”). The Company shall exclusively facilitate the importation into and distribution in the Territory of Sorin’s existing and future CRM Products for the Territory. Upon further mutual agreement between the Parties during the term of the Company, the Company may potentially supply certain products to other emerging markets in the Asia Pacific region or other global markets. The Company shall assemble pacemakers, ICD and CRT implantable pulse generators (“CRM IPGs”) which would be deemed as domestic made CRM products, leveraging on Sorin’s technology and MicroPort’s manufacturing capacities in the PRC. The Company shall develop a new range of CRM IPGs with Sorin’s support on technology and know how subject to relevant license agreement with Sorin. These products shall address the value segment in Mainland China, Hong Kong, Taiwan and Macao (together “Greater China”) and other to be agreed Asia Pacific countries except Japan. Such products may also be sold in other global markets to be determined by the Parties upon mutual consents. It is the objective of the Parties that the Company will achieve 20–25% of market share of Chinese CRM business within 10 years of the start of the joint venture with both imported Sorin made products and products manufactured by the Company. The Company shall supply locally manufactured leads, programmers and other accessories to support imported Sorin products. The Parties agree that continuous efforts shall be made for the Company to reduce manufacturing costs, for example by identifying suitable local suppliers or manufacturing itself components for replacement of imported components. The Company shall also enhance international economic cooperation and technical exchanges and contribute to the development of the production of medical devices in the PRC, whilst increasing long term economic benefits for both Parties.

(8)
Now, after friendly consultations conducted in accordance with the principle of equality and mutual benefit, the Parties have agreed to jointly invest in an equity joint venture in Shanghai, the PRC, in accordance with the Law of the People’s Republic of China on Equity Joint Ventures, the Implementing Rules of the Law of the People’s Republic of China on Equity Joint Ventures, the Company Law of the People’s Republic of China, other relevant laws and regulations of the PRC, and the Capital Increase and Accession Agreement between the Parties. The Parties hereby enter into the following Contract and agree on the rights and obligations of the Parties as follows:

PART I
GENERAL
Article 1
Parties to the Contract

1.1	The Parties to this Contract are:

a.
Shanghai MicroPort Medical (Group) Co.• Ltd., a limited liability company under Chinese law, with its legal address at 501 Newton Rd., Zhangjiang Hi-Tech Park, Shanghai 201203, the PRC, and registered with the Shanghai Administration for Industry and Commerce with the registration No. 310115400053238;

Legal Representative:	Zhaohua Chang;

Nationality:	Chinese.
and

a.
Sorin CRM Holding SAS, a French company under French law, with its principal business address at 4, avenue Reaumur, 92143 Clamart cedex. France, and registered with the Greffe du Tribunal de Commerce de Nanterre, France under no. 751 624 198 R.C.S. NANTERRE;

Legal Representative:    Alexander H.J. Neumann;
Nationality:    German.
Article 2
Definitions and Interpretations
Unless the terms or context of this Contract expressly provide otherwise, the defined terms shall have the meaning as follows:

2.1	“Acceptance Period” has the meaning as set out in Article 11.2 (c) of this Contract.

2.2	“Administration for Industry and Commerce” means the State Administration for Industry and Commerce and its subordinate branches of the PRC.

2.3	“Affected Party” has the meaning as set out in the relevant provision of Article 35 of this Contract.

2.4
“Affiliate” means, in relation to a Party, any corporation or other organization which is directly or indirectly controlled by, under common control with, or in control of, that Party, and for this purpose the term “control” means (i) ownership of fifty percent (50%) or more of the voting stock or registered capital of such corporation or other organization, (ii) ownership of such less equity interest deemed to be controlling under the laws of the jurisdiction where that corporation or other organization is organized, or (iii) being able to exercise significant influence on the resolutions of the shareholders’ meeting or the board of directors of such corporation or other organization on the basis of its voting rights derived from its capital contribution or stocks held or by other means including contractual relationships.

2.5	“Alternate” means a person appointed by a Director to exercise directors’ rights on his behalf in a Board of Directors meeting as set out in detail in Article 15.3 (f).

2.6
“Anti-Corruption Laws” means in relation to any person, collectively, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, Chinese anti-bribery laws, and any other anti-corruption laws, any export control and anti-money laundering laws and laws relating to the proceeds of crime and funding for terrorism insofar as they apply to that person.

2.7
“Applicable Laws” means in relation to any person, any and all laws, common law, statutes, secondary legislation, directives, regulations, resolutions, statutory guidance and codes of practice, civil, criminal or administrative law, notices, judgments, decrees, orders or rulings from any Governmental Authority,in each case having the force of law insofar as they apply to that person, including but not limited to Anti-Corruption Laws

2.8	“Approval Date” means the date on which this Contract is approved by the Examination and Approval Authority.

2.9	“Articles of Association” means the articles of association of the Company as executed by the Parties simultaneously with this Contract (Annex 6).

2.10
“Assessment Period” shall be either (i) the last three (3) fiscal years immediately prior to the date when the Non-Affected Party notified the Affected Party of its intention to exercise its Call Option Ior II (as the case may be), or (ii) if the Company exists shorter than three (3) fiscal years after issuance of the Business License, during the period from issuance of the Business License to the date when the Non-Affected Party notified the Affected Party of its intention to exercise its Call Option Ior II (as the case may be).

2.11	“Board of Directors” or “BOD” means the board of directors of the Company.

2.12	“Business Day” means Monday through Friday, except for public state holidays of the PRC.

2.13
“Business License” means the legal establishment certificate of the Company to be issued by the Administration for Industry and Commerce when the Company is established in accordance with this Contract and the Articles of Association of the Company.

2.14	“Call Option I” has the meaning as set out in Article 35.9 of this Contract.

2.15	“Call Option II” has the meaning as set out in Article 35.10 of this Contract.

2.16
“Capital Increase and Accession Agreement” means the agreement entered into by and between MicroPort, Sorin and Subsidiary which governs the Subsidiary’s capital increase and Sorin’s participation in the investment in the Subsidiary.

2.17	“Chairman” means the chairman of the Board of Directors of the Company.

2.18
“Change of Control” means the event that the direct or indirect control of one Party where (a) at least 51% of its equity interests, or (b) all of the assets to which this Contract applies, is acquired by a Third Party which is, on the effective date of this Contract, a CRM competitor (commercializing CRM Products in the Territory) of the other Party.

2.19	“Company” means the equity joint venture company formed by the Parties pursuant to this Contract and the Articles of Association.

2.20
“Company Product” or “Product of the Company” means the CRM Products and related components and parts I) for which the Company has valid product certifications, registrations and licenses as may be required under relevant Chinese regulations to assemble, manufacture and introduce such CRM Products, components and parts to the market, ii) which are assembled and/or manufactured by the Company in compliance with the related Sorin Agreement or the technical results independently researched and developed by the Company, and iii) which have been introduced to the market by the Company.

2.21
“Competitor” means any enterprise or entity, which is neither the Company nor a Party nor any Affiliates of a Party nor any entity directly or indirectly owned by the Company, engaged in the manufacturing and distributing of CRM Products.

2.22
“Confidential Information” means any confidential or proprietary information concerning the business, financial condition, proprietary technology, research and development and other confidential matters, whether written, including email, or unwritten, and regardless of whether or not marked as confidential.

2.23	“Contract” means this joint venture contract executed by the Parties as of January 9th, 2014.

2.24	“Contribution” means the contribution to the registered capital of the Company by MicroPort and Sorin in accordance with the terms and conditions hereof.

2.25
“Contribution Date” means the date on which the Parties shall make or have made, whatever date is earlier, their relevant respective contributions to the Company’s registered capital as set forth under Article 9.

2.26	“Core Business” means the business operation in relation to the cardiac rhythm management.

2.27	“CPA” or “Certified Public Accountant” means an internationally recognized accounting service establishment licensed and registered in the PRC.

2.28	“CRM” means cardiac rhythm management.

2.29	“CRM Assets” means all CRM related assets of MicroPort and/or its Affiliates, which will be listed in Annex I, Ill, IV and V of the MicroPort CRM Business Transfer Agreement.

2.30	“CRM IPGs” means pacemaker devices, implantable cardioverter defibrillator (ICDs) and cardiac resynchronization therapy devices (CRTs), collectively called implantable pulse generators.

2.31	“CRM Products” means CRM IPGs, leads and programmers, components and other CRM related products.

2.32	“CRT” means cardiac resynchronization therapy device.

2.33	“Cut-off Date” means the last day of the calendar quarter preceding the day at which an event occurs that results in the necessity to determine the Net Asset Value of the Company.

2.34	“DES” drug eluting stents.

2.35	“Director” means any member of the Board of Directors.

2.36
“Encumbrance” means any lease, loan, mortgage, pledge, right of usufruct or any other form of security interest, including any other encumbrance on property as well as any other rights of any party other than the Company and the Parties of whatever nature.

2.37	“Entitled Party” has the meaning as set out in Article 11.2 of this Contract.

2.38	“EP” means electrophysiology.

2.39	“EUR” means Euro, the lawful currency of the European Monetary Union.

2.40
“Examination and Approval Authority” means the Ministry of Commerce of the People’s Republic of China or its subordinate branches or any other Governmental Authority or organs authorized to approve this Contract or any amendments, supplements hereto or any modifications or termination hereof.

2.41	“First Business Plan” means the business plan as agreed between the Parties for the Company concurrently with this Contract.

2.42
“Force Majeure” means any event, circumstance or condition that (i) directly or indirectly prevents the fulfilment of any material obligation under this Contract, (ii) is beyond the reasonable control of the relevant Party, and (iii) could not, by the exercise of reasonable prudent measures, have been avoided or overcome in whole or in part by such Party. Subject to the aforementioned items (i), (ii) and (iii), Force Majeure event includes but not limited to acts of God, war, terrorism, civil war, commotion, riot, blockade or embargo, strike, lock-out and other industrial action, fire, explosion, earthquake, epidemic, flood, windstorm.

2.43	“General Manager” means the head of the Company’s Management Office.

2.44	“Governmental Approval” means written document of consent or approval of, with, by or to any Governmental Authority.

2.45
“Governmental Authority” means, in any jurisdiction, any government. any other supranational, national, state, federal, regional, municipal, city, town or local government, any subdivision, court, arbitral tribunal, central bank or administrative agency or commission or other authority thereof, any quasi-governmental body exercising any regulatory, administrative, taxing, excise, customs importing or other governmental or quasi-governmental authority or any stock exchange or other regulatory or supervisory body or authority, a political party or a public international organization.

2.46
“Government Official” means any officeholder, employee or other official (including any immediate family member thereof) of a Governmental Authority, any person acting in an official capacity for a Governmental Authority or any candidate for political office.

2.47	“Greater China” means Mainland China, Hong Kong SAR, Taiwan and Macao SAR.

2.48	“ICD” means implantable cardioverter defibrillator.

2.49
“IFRS” means International Financial Reporting Standards as adopted by the International Accounting Standards Board in the version valid at the time that this Contract refers to in the relevant provision (most current version).

2.50	“Increased Registered Capital” has the meaning as set out in Article 7.2 of this Contract.

2.51	“Intended Transferee” has the meaning as set out in Article 11.2 (a) of this Contract.

2.52
“IPR” (intellectual property rights) means (a) patents, utility models, trademarks, service marks, rights in designs, trade or business names, copyrights (including rights in computer software), and all rights or forms of protection of a similar nature or having equivalent effect to any of the foregoing which may subsist anywhere else in the world, (b) applications for any of the foregoing, and (c) know-how and technical and proprietary information as well as designs.

2.53	“Joint Venture Term” means the term of the cooperation between the Parties as set forth in Article 35.1, including any extensions of such term pursuant to Articles 35.1 and 35.2 of this Contract.

2.54	“Labour Guidelines” means the labour guidelines of the Company, including any amendments thereto after initial adoption.

2.55	“Labour Laws” means any Jaws and regulations of the PRC as regards labour issues.

2.56
“Liability” or “Liabilities” means damages, claims, debts, payables, loans, losses, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties, fines, settlements, judgments and related costs and expenses, whether present or future, known or unknown, or fixed or contingent.

2.57	“Liquidation Panel” means the body as specified in Article 36 of this Contract.

2.58
“Management By-Laws” means the management by-laws of the Company as adopted in accordance with Article 15.2 (m) of this Contract, and includes any amendments thereto after initial adoption as may be approved by the Board of Directors.

2.59	“MicroPort” means Shanghai MicroPort Medical (Group) Co., Ltd. as identified in Article 1.1 (a) of this Contract.

2.60	“MicroPort Agreements” means all contracts with MicroPort or any of its Affiliates on the one side and the Company on the other side as parties.

2.61	“MicroPort CRM Business Transfer Agreement” means the CRM Business Transfer Agreement to be signed by MicroPort/one of its Affiliates and the Company prior to or concurrently with this Contract.

2.62	“MicroPort Directors” means the Directors of the BOD nominated by MicroPort.

2.63	“MicroPort Exclusive Master Distribution Agreement” means the MicroPort Exclusive Master Distribution Agreement to be signed by MicroPort and the Company prior to or concurrently with this Contract.

2.64	“Net Asset Value of the Company” means the book value of the Company's net assets as contained in the Company’s most recent audited balance sheet.

2.65	“Non-Affected Party” has the meaning as set out in the relevant provision of Article 35 of this Contract, either in the singular or in the plural.

2.66	“Offered Interest” has the meaning as set out in Article 11.2 (b) of this Contract.

2.67	“Party” means either of MicroPort or Sorin.

2.68	“Parties” means MicroPort and Sorin individually or collectively as the context may require.

2.69	“PRC” means the People’s Republic of China excluding Hong Kong SAR, Macao SAR and Taiwan for the purpose of this Contract.

2.70	“Pre-emptive Right” means an Entitled Party’s right to purchase all or part of the Transferor’s Offered Interest, as described in more detail in Article 11 of this Contract.

2.71	“RMB” means Renminbi, the lawful currency of the PRC.

2.72

2.73	“Sales Intermediaries” means distributors, dealers, service centres and other sales representatives, including marketing agencies and consultants.

2.74	“Secondees” means technical, professional or management personnel seconded to the Company by a Party or any of its Affiliates in accordance with the relevant written agreements.

2.75	“Secondment Agreement” means the Secondment Agreement to be concluded between the Company on one side and MicroPort or Sorin or their respective Affiliate on the other side.

2.76	“Sorin” means Sorin CRM Holding SAS as identified in Article 1.1 (b) of this Contract.

2.77	“Sorin Agreements” means all contracts with Sorin or any of its Affiliates on the one side and the Company on the other side as parties.

2.78	“Sorin Directors” means the Directors of the BOD nominated by Sorin.

2.79	“Sorin Exclusive Distribution Agreement” means the Exclusive Distribution Agreement to be signed by Sorin/one of its Affiliates and the Company prior to or concurrently with this Contract.

2.80	“Sorin Supply Agreement” means the Supply Agreement to be signed by Sorin CRM SAS on the one side and the Company on the other side as parties.

2.81	“Sorin Technology License Agreement” means the Technology License Agreement to be signed by by Sorin/one of its Affiliates and the Company, a template of which is attached hereto as Annex 20.1 (a).

2.82	“Sorin Trademark” means any trademark or service mark either registered or for which registration has been applied for in the name of Sorin or any of its Affiliates anywhere in the world.

2.83	“Statutory Funds” means those funds to which the Company, according to Chinese mandatory law, has to allocate any portion of the after-tax profit of the Company, e.g. reserve funds.

2.84	“Stream One Activity” means the assembly activities set out in Article 22.1 (a).

2.85	“Stream Two Activity” means the development and manufacturing activities set out in Article 22.1 (b ).

2.86	“Subsidiary” means MicroPort WeiBo Medical Devices (Shanghai) Co. Ltd.

2.87	“Supervisor” means each of the persons exercising the role of supervisor of the Company in accordance with the relevant provisions of the Company Law of the People’s Republic of China.

2.88	“Target Business Scope” has the meaning as set out in Article 5.2.

2.89
“Tax” means any national, provincial, municipal or local tax, duty, fee, assessment or other governmental charge or levy, whether in the PRC or elsewhere, of whatever kind and whether or not designated officially as a tax (including but not limited to any income tax, franchise tax, sales or use tax, value added tax, business tax, property tax, registration or stamp fee, excise tax, customs duty, and withholding for insurance or social benefits), and any interest and penalties thereon and additions thereto.

2.90	“Tax Consultant” means any internationally recognized tax consulting service establishment licensed and registered in the PRC.

2.91	“Tax Treaty” means any convention for the avoidance of double taxation in effect between the PRC and any other country.

2.92	“Territory” means Mainland China, Macao SAR and Taiwan in tenns of the Company’s marketing, distributing and selling the imported CRM Products and CRM IPGs of Sorin.

2.93	“Third Party” shall mean an individual or a legal entity other than the Company, MicroPort and Sorin and their respective Affiliates.

2.94	“Transfer Acceptance Notice” has the meaning as set out in Article 11.4 of this Contract.

2.95	“Transfer Offer” has the meaning as set out in Article 11.2 of this Contract.

2.96	“Transferor” has the meaning as set out in Article 11.2 of this Contract.

2.97	“US$” means United States Dollar, the lawful currency of the United States of America.

2.98	“Verification Report” means a written report on the results of the verification of any contribution made by a Party to the Company’s registered capital in compliance with relevant Chinese law.

2.99	“Vice Chairman” means the vice chairman of the Board of Directors.
Words denoting the singular shall, where applicable, include the plural, and vice versa. The term “including” shall in all cases be deemed to be followed by the words “without limitation”.

PART II
COMPANY
Article 3
Formation of the Joint Venture

3.1
The Parties hereby agree to form an equity joint venture company, with MicroPort holding 51 % of the equity interest of the Company, and Sorin holding 49% of the equity interest of the Company, in accordance with the Sino-Foreign Equity Joint Venture Law of the People's Republic of China, the Implementing Regulations of this law, other relevant laws and regulations, and with the provisions of this Contract and the amended and restated Articles of Association of the Company.

3.2	The name of the Company shall be changed from [“_______”] in Chinese, and “MicroPort Sorin CRM (Shanghai) Co. Ltd.” in English.

3.3	Sorin agrees to authorize or cause the Company to be authorized to use [“___”] in Chinese and “Sorin” in English in its name.
If the proportion of the equity interest held by Sorin and/or its Affiliates in the Company’s registered capital falls below forty-nine percent (49%), Sorin and/or its Affiliates (as applicable) shall be entitled to send a written notification to the Company, requesting the Company to change its name and no longer use the respective of the words [“__”] and “Sorin” in the name of the Company.
Under such circumstances, the Parties agree that the Company will have a grace period twelve (12) months, commencing from the date of the name-change notification, to continue use [___] in in Chinese and “Sorin” in English in its name, only for the purpose of smooth the business transition of the Company, including but not limited to the disposal of the products in stock. The Parties shall cause the Company to start all necessary internal procedures within fourteen (14) calendar days after receiving such name-change notification, and submit the name change application to the Examination and Approval Authority, the Administration for Industry and Commerce and other regulatory authorities as soon as possible in order to ensure that the legal formalities in relation to such name change be completed before the expiration of the said grace period.

3.4	MicroPort agrees to authorize or cause the Company to be authorized to use [“___”] in Chinese and “MicroPort” in English in its name.
However, when the proportion of the equity interest held by MicroPort and/or its Affiliates in the Company’s registered capital falls below fifty-one percent (51%), MicroPort and/or its Affiliates (as applicable) shall be entitled to send a written notification to the Company, requesting the Company to change its name and no longer use the respective of the words [“__”] and “MicroPort” in the name of the Company.

Under such circumstances, the Parties agree that the Company will have a grace period of twelve (12) months, commencing from the date of the name-change notification, to continue use [“___”] in Chinese and “MicroPort” in English in its name, only for the purpose of smooth the business transition of the Company, including but not limited to the disposal of the products in stock. The Parties shall cause the Company to start all necessary internal procedures within fourteen (14) calendar days after receiving such name-change notification, and submit the name change application to the Examination and Approval Authority, the Administration for Industry and Commerce and other regulatory authorities as soon as possible in order to ensure that the legal formalities in relation to such name change be completed within the said grace period.

3.5
The legal address of the Company shall be Room 101, Building 2, 501 Newton Rd., Zhangjlang Hi-Tech Park, Shanghai 201203, PRC. The legal address of the Company can be changed according to the business needs of the Company.

Article 4
Legal Form and Independence of the Company

4.1
The Company shall be a legal entity in the form of a limited liability company established under the laws of the PRC. The activities of the Company shall be governed and protected by the laws, decrees and relevant rules and regulations of the PRC.

4.2	Except as explicitly otherwise provided in this Contract, a Party shall only be liable to render its subscribed contribution to the Company’s registered capital.

4.3	The Company shall carry out its production and operation activities independent of the Parties to this Contract.

4.4
Unless expressly agreed by the Parties and by the Company in writing, no Party shall act as an agent of the Company, and no Party shall impose any obligation or Liability on the Company in the name of the Company or otherwise bind the Company towards Third Parties.

4.5
Unless expressly agreed by the concerned Party and the Company in writing, the Company shall in no case act as an agent of such Party, and the Company shall not impose any obligation or Liability on such Party or otherwise bind such Party towards Third Parties, and the Company shall not pledge the Party's credit and/or reputation at any time.

4.6
The Parties agree that the Company shall conduct its business on the basis of written agreements wherever reasonably practicable. Any transaction made by the Company shall be supported by appropriate documentation. Any supplies or services by a Party or any of its Affiliates to the Company shall be made or provided at arm’s length terms and conditions in accordance with applicable law and with written agreements then formally executed.

Article 5
Purpose and Scope of Business

5.1
The purpose of the Company shall be to utilize the combined technological, management, operational and marketing strengths of the Parties within the approved scope of business of the Company to achieve good economic results and a return on investment satisfactory to the Parties. It is the Parties' vision to work together in a stable long-term relationship, beneficial to both Parties, especially in order to assume together a significant role in the Chinese CRM market.

5.2
The target business scope (“Target Business Scope”) of the Company shall be the development, designing, assembly, manufacture and wholesale, retail, import and export of pacemaker devices, implantable cardioverter defibrillator (ICDs) and cardiac resynchronization therapy devices (CRTs), collectively called implantable pulse generators, leads and programmers, components and other CRM related products, and conducting related research and development activities, and the provision of technical consultation, technical services, information services, medical educational services and activities and after-sale services related to the products of the Company. In case the exact approved and registered business scope of the Company at the date of the issuance of the Company’s Business License shall be different from the Target Business Scope due to regulatory reasons, the Parties agree to procure the Company to take all necessary actions and fulfill respective formalities in order to amend its business scope to reach the Target Business Scope as soon as practically possible.

Article 6
Articles of Association

6.1
The Parties agree to amend and restate the Articles of Association of the Company (Annex 6) in accordance with this Contract. The Contract and the amended and restated Articles of Association of the Company shall be signed by the duly authorized representatives of MicroPort and Sorin and shall be jointly submitted to the competent Examination and Approval Authority. In case of any inconsistency or conflict between the provisions of this Contract and the amended and restated Articles of Association of the Company, the provisions of this Contract shall prevail, and the Parties shall undertake to amend the amended and restated Articles of Association of the Company so as to conform to the provisions of this Contract.

6.2	The Company shall follow the Articles of Association and both Parties shall cause the Company to observe the Articles of Association at any time.

6.3
Any amendments to the Articles of Association of the Company shall be made by signing of amendments to and/or new Articles of Association between the Parties and to the extent required by Chinese law, obtaining the approval by the Examination and Approval Authority and conducting registration at the Administration for Industry and Commerce.

Article 7
Total Investment, Registered Capital and Subscribed Contributions

7.1	The total investment of the Company shall be RMB Three Hundred Sixty Six Million (RMB 366,000,000).

7.2
Subject to the Capital Increase and Accession Agreement, the registered capital of the Company shall be increased from RMB Four Hundred Fifty Thousand (RMB 450,000) to RMB One Hundred Twenty Two Million (RMB 122,000,000) (“Increased Registered Capital”).

7.3	The difference between the total investment and the Increased Registered Capital of the Company will be covered by the Company with external financing in accordance with Article 14 below.

7.4	The subscription and contributions to the Increased Registered Capital by the Parties shall be as follows:

(a)
MicroPort’s subscribed contribution to the Increased Registered Capital of the Company is RMB Sixty Two Million Two Hundred Twenty Thousand (RMB 62,220,000), representing fifty-one percent (51%) of the Increased Registered Capital of the Company.

(b)
Sorin’s subscribed contribution to the Increased Registered Capital of the Company is RMB Fifty Nine Million Seven Hundred Eighty Thousand (RMB 59,780,000), representing forty-nine percent (49%) of the Increased Registered Capital of the Company.

Article 8
Contributions

8.1	The capital contribution subscribed by MicroPort as per Article 7.4 (a) above shall entirely be made in cash.

8.2	The capital contribution subscribed by Sorin as per Article 7.4 (b) above shall entirely be made in cash.
Article 9
Payment of Contributions

9.1	MicroPort has already paid in RMB Four Hundred Fifty Thousand (RMB 450,000) of its capital contribution to which it subscribes as per Article 7.4 (a).

9.2
MicroPort shall pay twenty percent (20%) of its newly subscribed capital contribution during the capital increase In the amount of RMB Twelve Million Three Hundred Fifty Four Thousand (RMB 12,354,000) to the Company within fifteen (15) calendar days after the Approval Date, another thirty percent (30%) of its newly subscribed capital contribution in the amount of RMB Eighteen Million Five Hundred Thirty One Thousand (RMB 18,531,000) to the Company within six (6) months after the Approval Date and the remaining fifty percent (50%) of its newly subscribed capital contribution in the amount of RMB Thirty Million Eight Hundred Eighty Five Thousand (RMB 30,885,000) to the Company within eighteen (18) months after the Approval Date.

9.3
Sorin shall pay twenty percent (20%) of its capital contribution to which it subscribes as per Article 7.4 (b) above in the amount of RMB Eleven Million Nine Hundred· Fifty Six Thousand (RMB 11,956,000) to the Company within fifteen (15) calendar days after the Approval Date, another thirty percent (30%) of its newly subscribed capital contribution in the amount of RMB Seventeen Million Nine Hundred Thirty Four Thousand (RMB 17,934,000) to the Company within six (6) months after the Approval Date and the remaining fifty percent (50%) of its newly subscribed capital contribution in the amount of RMB Twenty Nine Million Eight Hundred Ninety Thousand (RMB 29,890,000) to the Company within eighteen (18) months after the Approval Date.

9.4
Under no circumstances will any discrepancy between the amount or value of any contribution of any Party and the amount subscribed to by such Party to the Company’s Increased Registered Capital lead to a change in the ratio of shareholdings in the Company or in the voting rights.

9.5
Both Parties may make and pay its cash capital contributions in EUR or US$ or RMB or a combination thereof, to the extent permitted under law. Any exchange between a foreign currency and RMB required for the purposes of calculating the RMB value of any contribution made by a Party shall be made in accordance with the middle exchange rate for purchasing RMB for the foreign currency as quoted by the People’s Bank of China at its headquarters in Beijing on the date the related contribution is actually deposited to the bank account of the Company.

Article 10
Verification of Contributions

10.1	Each time the Parties have paid in contributions to be made at any given Contribution Date, a verification of the relevant contributions of each Party shall be conducted as follows:

(a)
The CPA shall verify the relevant contributions and shall issue a Verification Report within ten (10) Business Days after the last contribution to be made at the relevant Contribution Date has been made.

(b)	The Chairman of the Board of Directors of the Company shall forward photocopies of the Verification Report to each Party immediately after the Company has received it.

(c)	Any expenses for retaining the CPA for verification purposes shall be borne by the Company.
Each Party making a contribution shall ensure that the aggregate value of its contribution at any Contribution Date as verified in the relevant Verification Report equals the related amount subscribed by it as its contribution to the Company’s registered capital as per the relevant Contribution Date.
If, on any Contribution Date, the aggregate contributions of a Party made up to such Contribution Date have a value less than the related amount subscribed by such Party as its Contribution to the Company as per such Contribution Date, such Party shall immediately, but no later than twenty (20) calendar days following the relevant Contribution Date, pay in cash the full amount of such short-fall (net of all bank charges, costs or other deductions) to the Company. Should such Party fail to pay such short-fall within the period specified in the preceding sentence, it shall, without prejudice to any other rights the Company or the other Party may have against such Party, promptly indemnify and hold harmless the Company and the other Party from any claims, losses, damages or other disadvantages they might suffer from such failure. Jn any event, such Party shall pay interest to the Company accruing on any short-fall amount from the relevant Contribution Date through to the date of payment at a rate equalling two times the lending rate of the People’s Bank of China for one year loans for the same period.
Article 11
Assignment of Equity Interest

11.1	Without prior written consent from the other Party, neither Party may sell or otherwise transfer all or part of its equity interest in the Company.

11.2
A Party that wishes to sell or otherwise transfer all or part of its equity interest in the Company (“Transferor”) shall give the other Party (“Entitled Party”) written notice (“Transfer Offer”) setting forth:

(a)	name/firm name, registration place and address of the intended transferee (“Intended Transferee”);

(b)	transfer price and key terms and conditions of the intended transfer of the Transferor's equity interest in the Company (“Offered Interest”);

(c)
validity term of the Transfer Offer but in any event such validity term shall be no less than sixty (60) days after receipt of the Transfer Offer by the other Party; in case equity interest is sold through an asset exchange centre as required by the applicable PRC laws and regulations, the acceptance period shall be prolonged to four (4) weeks after final determination of the purchase price (“Acceptance Period”);

(d)	the Intended Transferee’s consent in writing to be bound by this Contract and the Articles of Association of the Company without any reservation; and

which Transfer Offer shall constitute an irrevocable offer to sell and transfer the Offered Interest, in whole or in part, to the Entitled Party at the price and upon the other terms and conditions set forth in the Transfer Offer.

11.3
The Transferor undertakes that without the prior written consent of the Entitled Party, no Confidential Information of the Company or the Entitled Party shall be disclosed to the Intended Transferee, which consent shall not be unreasonably withheld but may be made subject to the availability of a non-disclosure agreement validly entered into by the Intended Transferee and in favour of the Company and the Parties.

11.4
If an Entitled Party selects to exercise its right of purchase and accept all or part of the equity interest to be sold under the Transfer Offer (“Pre-emptive Right”), such Entitled Party shall provide a written notice to the Transferor (“Transfer Acceptance Notice”) within the Acceptance Period to exercise such right. Such Transfer Acceptance Notice shall set forth the amount of the equity interest the Entitled Party agrees to purchase.

11.5
If, due to any regulatory restrictions under Chinese law or governmental policies, an Entitled Party exercising its Pre-emptive Right of purchase is prevented from acquiring all or part of the Offered Interest it accepted in its Transfer Acceptance Notice, such Entitled Party may nominate in the Transfer Acceptance Notice a Third Party to acquire all or part of the Offered Interest at the price and the other terms and conditions set forth in the Transfer Offer, however in no way shall such Third Party be a Competitor.

11.6
To the extent that, within the Acceptance Period, the Entitled Party does not exercise its Pre-emptive Right or nominate a Third Party in case of Article 11.5 above or the Offered Interest that the Transferor requests to sell is not fully subscribed by the Entitled Party or the Third Party nominated by the Entitled Party and provided that the Intended Transferee is not a Competitor, the Entitled Party shall provide within the Acceptance Period its written consent to the Transferor to sell such part of the Offered Interest to the Intended Transferee subject to the further terms and conditions hereunder, i.e. in particular for a price no less than the price set forth in the Transfer Offer and upon other terms and conditions no more favourable to the Intended Transferee than those set forth in the Transfer Offer.

11.7
Any Party hereto shall be entitled to sell or otherwise transfer all or part of its equity interest in the Company to its Affiliates. In such scenario, the other Party within thirty (30) days after receiving the notice of intention to transfer from the transferring Party shall provide its written consent for such sale or transfer and the provisions in Article 11.2 through 11.6 shall not apply.

11.8
When any Party exercises its right to sell or otherwise transfer all or part of its equity interest in the Company pursuant to this Article 11, the other Party hereto agrees to provide all necessary assistance, including signing all documents, providing relevant documents and information, causing its Director to vote for such equity interest transfer etc., so as to implement the transaction and related restructuring of the Company contemplated hereunder and to obtain all necessary Governmental Approval to consummate the transaction. MicroPort's related obligations hereunder in particular include to use its best efforts to obtain all approvals and the like authorizations which may be required to implement the concerned transaction without the performance of a statutory bidding or auctioning procedure and to arrive at a price for the concerned equity interest transfer equalling the one as determined in compliance with the relevant regulations under this Article 11. MicroPort shall ensure that in case of a statutory bidding or auctioning process none of its Affiliates will bid for MicroPort’s equity interest in the Company that may be offered for transfer.

Article 12
Limitation on Encumbrance on Equity Interest

12.1	No Party shall pledge or create any Encumbrance on its equity interest in the Company, unless with the prior written consent of the other Party.
Article 13
Increase or Reduction of Registered Capital

13.1
Any increase in or reduction of the registered capital of the Company requires the prior written consent of the Parties, the unanimous resolution of the Board of Directors and, to the extent required by mandatory law approval of the Examination and Approval Authority. Unless otherwise agreed by the Parties in writing, any adjustment of the registered capital of the Company shall keep the ratio of the equity interest of the Parties in the Company unchanged.

13.2
If the Company’s registered capital is increased or reduced, the Parties shall promptly modify this Contract and the Company’s Articles of Association accordingly. The Company shall also handle the procedures for change of the registration with the relevant Administration for Industry and Commerce without undue delay.

Article 14
Further Financing

14.1	No Party shall be obliged to provide the Company with any loan, advance, guarantee or other security.

14.2
Necessary funds for the business needs of the Company which are not covered by the Company’s equity shall be raised by loans or similar instruments by the Company subject to unanimous resolutions of the BOD. The Parties shall assist the Company in its efforts to procure external financing. MicroPort shall assist the Company in applying for loans from lenders in the PRC on competitive terms and conditions, and Sorin shall assist the Company in applying for loans from lenders outside the PRC on competitive terms and conditions.

14.3
Subject to the agreement between the Parties, the Parties may provide security as may be required by the Company to obtain external financing in proportion to their shares in the registered capital of the Company.

14.4
To cover the difference between the registered capital and the total investment or other financing needs of the Company, each Party or its designated Affiliates may, with the consent of the other Party and the Company, extend shareholder loans to the Company at arm’s length terms and conditions.

Article 15
Board of Directors

15.1	Formation

a.
The date of the issuance of the Company's Business License shall be the date of establishment of the Board of Directors. The BOD shall be the highest authority of the Company and shall decide the development strategy and other long-term planning issues of the Company in compliance with the provisions of this Contract, the Articles of Association and any agreement between the Parties. No member of the BOD in its function as the BOD member shall interfere with the daily management of the Company. It is understood, however, that a Director may concurrently serve as a member of the Management Office of the Company and may in his function as a member of the Management Office carry out his duties as a manager.

b.
The BOD shall consist of four (4) directors (including the Chairman and the Vice Chairman), two (2) of whom shall be appointed by MicroPort (“MicroPort Directors”), and two (2) of whom shall be appointed by Sorin (“Sorin Directors”), provided however that none of the Directors appointed by a Party shall be shareholders, controlling parties, managers or consultants to a business which competes with the Core Business of the other Party. For the purpose of this Article 15.1 (b), the Parties and their Affiliates shall be deemed as not competing with the Core Business of the other Party. If any subsequent change in the ratio between MicroPort’s and Sorin’s equity interest in the Company requires that the number of the Directors and appointment rights for Directors be adjusted to properly reflect each Party's equity interest in the Company, the Parties shall promptly amend this Contract and the Articles of Association accordingly.

c.
Each Director, including the Chairman and the Vice Chairman, shall be appointed for a term of three (3) years, provided that the Party which has appointed a Director may remove that Director and appoint a replacement at its discretion and at any time. If a seat on the BOD is vacated by the retirement, resignation, removal, disability or death of a Director, the Party which originally appointed such Director shall immediately appoint a successor. Any Director may serve consecutive terms subject to a related appointment by the concerned Party.

d.
The Chairman of the BOD in the first term shall be appointed by MicroPort from one of the MicroPort Directors, and the Vice Chairman of the Board of Directors in the first term shall be appointed by Sorin from one of the Sorin Directors. The right to appoint the Chairman and the Vice Chairman of the BOD shall rotate every three (3) years between MicroPort and Sorin.

e.
The Chairman of the BOD shall be the legal representative of the Company. Without prejudice to convening BOD meetings as set forth hereunder, the Chairman and the Vice Chairman shall respectively carry out all functions and tasks as authorized specifically by the BOD in advance. Whenever the Chairman of the BOD is unable to perform or prevented from performing his functions for any reason, unless otherwise provided under this Contract, the Chairman or the Party that appointing the Chairman shall immediately designate one Director to exercise the functions of the Chairman temporarily. If no such Director is designated or such designated Director fails to perform the respective function within three (3) calendar days after the respective action shall have been taken by the Chairman, the Vice Chairman shall temporarily exercise the Chairman's function on behalf of the Chairman.

f.
MicroPort or Sorin, as the case may be, shall notify to the other Party and the Company in writing its appointment or removal of a Director or the designation or change of the Chairman or the Vice Chairman. The appointments and removals of Directors, and designations and changes of the Chairman or Vice Chairman shall become effective upon receipt of such notice by the other Party and the Company, unless they are not in compliance with this Contract. Such appointments, removals, designations and changes shall be filed with the Administration for Industry and Commerce to the extent required by law.

g.
The Company shall, in accordance with relevant Chinese laws, indemnify the relevant Director against all claims and liabilities incurred by reason of his being a Director of the Company and in the course of performing his official duties as a Director of the Company, provided that the claim or liability does not result from intentional misconduct or gross negligence or graft or serious dereliction of duty or a violation of criminal laws by the Director.

h.
Unless concurrently serving as a member of the Management Office or otherwise agreed by the Parties, Directors shall serve without any remuneration from the Company, but the reasonable costs incurred by the Directors in the performance of their duties as Directors (including travel and accommodation expenses) shall in any case be reimbursed by the Company if so requested by the Director who incurred such costs to the extent such costs complies with the expenses and reimbursement policies of the Company.

i.

j.
In addition to the other obligations under this Contract, each Party shall be responsible for the conducts of the Directors (in fulfilling their functions as Directors) appointed by It and shall cause its Directors to act In accordance with this Contract and the Articles of Association.

15.2	Powers
The Board of Directors, which shall be the highest authority of the Company, shall decide on all strategic and major issues of the Company in accordance with the provisions of this Contract, the Articles of Association and any relevant agreements between the Parties, including:

a.	Any amendment to this Contract and/or the Articles of Association;

b.
Any merger, division, suspension, termination, dissolution, liquidation, winding up, or debt restructuring of the Company, or change of corporate form of the Company, or change of principal business domicile of the Company, or filing for bankruptcy;

c.
Any alteration of the Company's registered capital or total investment including: (i) any transfer, increase, reduction, consolidation, subdivision or conversion; (ii) any creation, allotment, issue, acquisition, redemption, repurchase or repayment of securities, including equity, convertible bonds, options, warrants and other securities; and (iii) issue of any debentures or securities convertible into equity or debentures;

d.
Decisions on the Company's overall business policy and objectives, including annual, medium and long-term strategy, plans and budgets, capital investments and strategic partnerships; products (and components) development policy (Include licensing-in, out, IPR); financing plans; liquidation plan; determination of products and brands assembled or manufactured by the Company;

e.	Within the first quarter of each fiscal year, approval of annual financial statements of the Company of the previous year (balance sheet, profit and loss statement, cash flow statement);

f.	Approval of the distribution plan of annual profits and decision on dividend payment;

g.	Establishment and/or dissolution/liquidation of any subsidiaries;

h.
Investment by the Company in any other business including but not limited to transfer, assignment, sale, encumbrance or other disposal of any such investment; exercise of all the Company's rights resulting from its investment in any other business, except for CRM related business, whether under law or contract; delegation and appointment of members to the organs of such business, unless delegated to the Management Office;

i.	Acquisition, lease or sale of fixed assets or real property of the Company with a value exceeding the amount of RMB 2,000,000, unless contained in a plan previously approved by the BOD;

j.

k.
Mortgage, pledge or other disposal of any material part of any undertaking, property or fixed assets, contract or other business of the Company or issuing of guarantees by or for the Company, unless contained in a plan previously unanimously approved by the BOD;

l.
The appointment and terms of employment (including entire remuneration) of the General Manager and Deputy General Managers and their dismissal in cases of violation of applicable laws or Internal rules and regulations or serious dereliction of duties;

m.	Appointment and dismissal of the CPA which is responsible for the audit of the Company and verifying the Parties' contributions as provided in this Contract;

n.
Adoption of a code of conduct for the Company and its personnel, consistent with all applicable laws and any important rules and regulations of the Company, and the guidelines for compliance, including the Management By-Laws proposed by the General Manager:

o.	Any amendment to, extension or early termination of the MicroPort Agreements and Sorin Agreements (including all license agreements);

p.	Acquisition of any IPR or disposal of any IPR of the Company;

q.
Granting of any loans, or advancing or giving any financial credit, guarantee or other security for the liabilities or obligations of any person, not contained in any planning unanimously approved by the BOD;

r.	Review and approval of the reports submitted by the General Manager;

s.	Entering into, amending and/or terminating any agreement or arrangement with a Party or the Parties;

t.	Other functions and powers as set forth under this Contract and the Articles of Association.
The matters set forth in above Article 15.2 (a) through to and including (p) require unanimous approval of the Board of Directors' members present in a duly convened meeting. All the other matters to be decided by the BOD shall be decided and approved by more than half (1/2) of the votes represented by the Board of Directors' members present in a duly convened meeting.

15.3	Meetings

a.	The first meeting of the BOD shall be held within one (1) month at the premise of the Company after the date of issuance of the Company's Business License. At such first BOD meeting the BOD shall:

a.
ratify all agreements attached hereto in the Annexes on behalf of the Company and, as far as required by laws and regulations, instruct their due registration in accordance with the provisions and instructions as set forth therein;

a.	appoint the General Manager and the Deputy General Managers and other personnel to be appointed by the BOD;

b.	adopt the First Business Plan;

c.	appoint a CPA which shall verify the Parties' contributions as provided in this Contract;

d.	approve the CPA which is responsible for the Company's annual audit;

e.	without prejudice to Article 15.3 {b) below, agree on the dates for the next four (4) BOD meetings to be convened in the next twelve (12) months; and

f.
authorize the General Manager to sign relevant operational and commercial contracts on behalf of the Company to the extent within the competency of the General Manager under this Contract, the Articles of Association and the Management By-Laws.

b.
After the first Board of Directors meeting as per Article 15.3 {a) above, the Board of Directors shall hold regular BOD meetings (“Regular Board Meeting”) every three (3) months. In any case the notice of each Regular Board Meeting shall be given to each Director at least twenty-one (21) calendar days in advance, unless the requirement for such notice is waived by the Directors in writing. Special meetings of the Board of Directors (“Special Board Meeting”) may be convened upon a written request of at least two Directors and a notice shall be given at least fourteen (14) calendar days in advance. Any such notice shall include the time, place and agenda of the BOD meeting as well as drafts of documents to be reviewed and approved by the BOD at the BOD meeting. Any Director may prepare and submit a proposal for the matters to be decided by the BOD when he deems necessary.

c.
The Chairman of the Board of Directors shall be responsible for convening and presiding over the BOD meetings. BOD meetings may also be held by video or telephone conference upon the request of any Director, as long as all Directors agree and the member of the Board of Directors presiding over such meeting is able to confirm the identity of each participating Director.

d.
The quorum for a BOD meeting shall be three-quarters (3/4) of all the Directors (or their respective Alternate). If the Board of Directors fails to proceed to business at a duly convened BOD meeting because of an insufficient quorum, then the Chairman or, in case of his failure to do so, the Vice Chairman shall immediately repeat the convention of the said BOD meeting with a fourteen (14) calendar days' notice rendering the same agenda and providing for the same meeting place. If at such second (repeated) meeting a quorum is not present at the time fixed for such meeting, such second (repeated) BOD meeting shall be entitled to adopt decisions on matters set out in such (repeated) agenda regardless of the number of Directors present or represented by Alternates, provided such effect has been explicitly stated in the Chairman's or, as the case may be, the Vice Chairman's notice convening such second (repeated) meeting.

e.
Except as otherwise provided for in this Contract, each Director attending the BOD meeting shall have one (1) vote for any matters requiring a BOD resolution. The Chairman has the tie-breaking vote for all BOD voting issues, except for certain major areas/issues which require unanimous approval to be specified in Article 15.2 (a) through to and including (p) of this Contract. In the event of a tie vote, there will be a fifteen (15) calendar day cooling off period in which no official BOD decision can be made, the Chairman's tie breaking vote shall not be effective during this period. During this period, all Directors shall discuss in good faith the matter in question until a simple majority of Directors can be reached. If after this fifteen (15) calendar day cooling off period no majority decision can be made, then there shall be an additional thirty (30) calendar day period where the respective corporate CEO's or their nominees of MicroPort and Sorin shall try to negotiate and mutually agree on the tie-breaking vote. If after this thirty (30) calendar day CEO negotiating period no majority decision can be made, then the Chairman's tie breaking vote shall be effective.

f.
Any Director may, by an instrument in writing (including in facsimile or electronic format, provided the signature is clearly shown) addressed to the Chairman and the Vice Chairman, at any time appoint any person (including another Director) to be his alternate (“Alternate”), who may concurrently be an Alternate of another Director and shall have all the rights, privileges and powers of the Director(s) for whom he is or shall be the Alternate in respect of any BOD meeting which such Director(s) is (are) unable to attend, and any Director who appoints an Alternate may at any time terminate such appointment. Each Alternate shall have one vote and, for the purpose of determining whether a quorum exists, shall be counted separately for every Director whom he represents. If such Alternate is also himself a Director then he shall have his vote and, for the purpose of determining whether a quorum exists, be counted separately in addition to the number of votes he has as an Alternate for any other Director(s). Any Director may invite translators, legal and other advisors, or other relevant persons to attend and assist in any BOD meeting, provided that the inviting Director shall notify the Chairman the name, identity, and title of his invitees 7 days prior to the BOD meeting and procure that each of the invitees shall be bound to respective confidentiality obligations. Such invitees shall not have any voting rights. The costs of the invitees shall be borne by the inviting Director, unless the Chairman and the Vice Chairman agree that such costs will be borne by the Company. The Director who invites such persons shall ensure that such persons shall keep confidential all the information of the Company they learn at the meeting.

g.

h.
The working language of the Board of Directors shall be English and Chinese and the Company shall ensure appropriate translation as may be required for any BOD meetings or Board of Directors’ dealings. The Board of Directors shall cause complete and accurate minutes of all BOD meetings in both Chinese and English language, and such minutes shall be signed by those Directors attending the meetings. Any resolutions made by the Board of Directors in a BOD meeting shall be prepared in Chinese and English for signature by all Directors voting in favour of the resolution. Draft minutes of BOD meetings shall be distributed to all the Directors within fifteen (15) Business Days from the date of such BOD meeting. Any Director who wishes to propose an amendment or addition shall submit the same in writing or through email to the Chairman and the Vice Chairman within ten (10) Business Days after receipt of the draft minutes. Once a Director (either directly or through his Alternate) has signed his approval of the text of a resolution, that Director may not propose any subsequent amendments or additions to such resolution. The Chairman and the Vice Chairman shall jointly complete the final minutes and distribute them to each Director and each Party not later than thirty (30) calendar days after the respective BOD meeting. If the Chairman and the Vice Chairman cannot agree on any part of the text of the minutes, they shall complete and distribute the rest of the final minutes as provided above, and the text at issue shall be placed on the agenda for the next BOD meeting. The Company shall maintain a file of all Board of Directors meeting minutes and make the same freely available to the Directors, the Parties and their authorized representatives.

i.
The Board of Directors may validly adopt decisions by written consent (including by facsimile) without holding a meeting, provided all Directors are given written notice (including by facsimile) of the resolutions proposed for adoption without a meeting in the same manner as provided in Article 15.3 (b), and in such event Article 15.2 shall apply in determining whether a majority or unanimous decisions of all the Directors shall be required for adoption of a resolution. Facsimile signatures of Directors shall be binding for this purpose. Written resolutions adopted in this manner shall be filed with the minutes of the Board of Directors proceedings which shall be presented to the Directors in the next duly convened meeting of the Board of Directors and shall have the same force and effect as a resolution adopted at a duly convened meeting of the Board of Directors.

Article 16
Management Office

16.1	Composition of the Management Office

a.
The Company shall have a Management Office under the leadership of the General Manager and the surveillance of the Board of Directors. The Management Office shall consist of the General Manager (CEO) and the Deputy General Manager for Finance (CFO). The term of office for each member of the Management Office shall be three (3) years and may be renewed.

b.
The General Manager (CEO) and the Deputy General Manager for Finance (CFO) shall be appointed by the BOD. Either Party shall have the right to nominate to the BOD the candidates for the General Manager (CEO) and the Deputy General Manager for Finance (CFO).

c.
If the positions of the General Manager or the Deputy General Managers are vacated by the retirement, removal, resignation, illness, disability, death or any other reason, the BOD shall appoint a successor in accordance with the nomination as set out in this Article 16.

d.
In material cases as may be further described in the Management-By-Laws the General Manager may apply to the BOD to replace any other member of the Management Office which the BOD shall seriously consider.

e.	As for the management personnel to be seconded to the Company by MicroPort and/or Sorin, MicroPort and/or Sorin and the Company shall respectively conclude a Secondment Agreement.

16.2	Duties and Authorities of the General Manager
Subject to the scope of authority of the BOD set out in Article 15.2, other relevant provisions of this Contract and the Articles of Association of the Company, any plans approved by the BOD and the Management-By-Laws, the General Manager shall have the following authorities and duties in relation to the Company:

a.	Organize and implement the resolutions, strategic business directions and plans approved by the BOD;

b.	Manage the day-to-day business and all relevant administrative matters:

c.
Prepare and implement the business plans, budgets, production plans, personnel and staffing plans, procurement and sales plans and other plans and programs and any revisions thereto, unless there is a material deviation from the relevant plans or budget approved and adopted by the BOD;

d.
Prepare and submit to the BOD for review and approval (i) the management and financial statements, (ii) the annual financial plan, the annual financial reports, income and expenditure accounts, profit and loss accounts, all in accordance with the requirements for such financial statements and accounts set out in Article 27 below as well as in line with the reporting requirements as notified by MicroPort and Sorin from time to time;

e.	Maintain control over all financial matters and guide the other members of the Management Office;

f.	Set up the management structure as contained in the Management-By-Laws approved by the BOD, hire and dismiss personnel not being members of the Management Office;

g.
Prepare any internal regulations of the Company, including any amendments thereto, and supervise their implementation, subject to their prior approval by the BOD if such approval Is required under this Contract, the Articles of Association of the Company or the Management-By-Laws;

h.	Decide on incentive systems with regard to especially but not limited to the procurement and distribution activities of the Company;

i.	Promptly notify the Parties and the BOD about all matters coming to his notice which may materially affect the Company's business, premises, or property;

j.	Provide the Parties with other information and access as may be requested by the Parties; and

k.	Handle other matters entrusted or requested by the BOD.
Matters referred to in Article 15.2 and set out elsewhere in this Contract and/or the Articles of Association to be decided by the BOD shall require prior approval of the BOD, unless delegated by the BOD to the General Manager or contained in an approved budget plan or in the Management By-Laws approved by the BOD. The Management Office shall prepare and submit proposals for those matters to be decided by the BOD for BOD's deliberation. The other members of the Management Office shall support the General Manager in his work and report directly to him.

16.3	Duties and Authorities of the Deputy General Managers
Subject to the scope of authority of the BOD set out in Article 15.2, other relevant provisions of this Contract and the Articles of Association of the Company, any plans approved by the BOD and the Management-By-Laws, the Deputy General Managers shall have the following authorities and duties in relation to the Company:

a.
To be responsible for specific functional departments of the Company to which they are assigned, e.g. product development, production, financial management, sales or other daily operation etc., all under the leadership of the General Manager and further detailed in the Management By-Laws;

b.	If requested by the BOD or the General Manager, to attend the BOD meeting as non-voting delegates;

c.	To assist the General Manager in organizing and implementing resolutions of the BOD and with the daily operation of the Company as instructed by the General Manager; and

d.	Other duties under his competences as provided in the Management By-Laws.

16.4
The General Manager has the final responsibility and authority for the daily operations of the Company and holds the final decision on operational and management issues within the scope and competency vested to him under this Contract, the Articles of Association, any plans approved by the BOD and the Management By-Laws. The Deputy General Managers shall support the General Manager to fulfill his management functions.

16.5

16.6	Other Regulations

a.
All members of the Management Office shall perform their duties on a full-time basis and shall not concurrently serve as a manager or other employee of any other company or enterprise, unless otherwise agreed by the Parties or approved by the BOD in writing in advance. No members of the Management Office may serve as a director of or consultant to, or hold any material interest in, any company or enterprise that competes with the Company, unless otherwise agreed by the Parties or approved by the BOD in writing in advance.

b.
The Company shall. in accordance with relevant Chinese laws, indemnify each member of the Management Office against all claims and liabilities incurred by reason of his being a member of the Management Office of the Company and in the course of performing his official duties as a member of the Management Office of the Company, provided that the claim or liability does not result from intentional misconduct or gross negligence or a violation of mandatory laws or the rules and regulations of the Company by the member of the Management Office.

c.	The working language of the Management Office shall be Chinese and English. All members of the Management Office shall have a determinant level of English.
Article 17
The Supervisors

17.1	Formation

a.
The Company shall have two (2) Supervisors of whom one (1) Supervisor shall be appointed by MicroPort and one (1) Supervisor shall be appointed by Sorin. The term of office of each Supervisor shall be three (3) years and may be renewed. Each Party may remove the Supervisor nominated and appointed by it and appoint a replacement at any time.

b.	The Directors, any member of the Management Office, or other senior staff of the Company shall not be allowed to concurrently serve as a Supervisor.

17.2	The Supervisors shall exercise the following functions and powers:

a.	Examining the Company's financial affairs;

b.	Supervising the Directors, members of the Management Office and other senior staff of the Company in the performance of their duties and proposing related replacements or dismissals;

c.	If an act of Director, member of the Management Office or other senior staff of the Company is detrimental to the interests of the Company, requiring him to rectify such act;

d.	Submitting motions to the BOD and the Parties;

e.

f.
Instituting, upon written request by any of the Parties, legal proceedings against the Directors or members of the Management Office or other senior staff of the Company if such Directors or members of the Management Office or other senior staff of the Company violate laws, administrative regulations, this Contract or the Articles of Association of the Company in the course of performing their duties, thereby causing the Company losses;

g.	Carrying out other functions as set forth by laws and regulations, this Contract and the Articles of Association of the Company.

17.3
Each Supervisor has the right to participate in BOD meetings as non-voting attendee. Reasonable and evidenced expenses incurred by the Supervisor in connection with his function as Supervisor of the Company shall be reimbursed by the Company to the extent that such costs complies with the expenses and reimbursement policies of the Company.

17.4
The Company shall indemnify each Supervisor for all claims and liabilities incurred in the course of performing his duties as Supervisor of the Company, provided that such claims or liabilities are not caused by intentional misconduct, gross negligence or graft or serious dereliction of duties or breach of criminal laws by such Supervisor.

PART Ill
OPERATIONS

Article 18
Plan of Business Activities

18.1
The Parties agree that the Company's business activities after the establishment of the Company shall be carried out according to the First Business Plan and the principle as specified in Article 18.2 to Article 18.5 below.

18.2	Both Parties agree and ensure that:

a.
The Company shall exclusively facilitate the importation and distribution of Sorin's existing and future CRM Products. The imported Sorin's CRM Products shall be marketed, promoted, distributed and sold by the Company only in Macao SAR, Taiwan and Mainland China (“Territory”);

b.	The Company shall assemble CRM IPGs which shall be deemed as domestic made CRM products, leveraging on Sorin's technology and MicroPort's manufacturing capacities in the PRC; and

c.	The Company shall retain the existing CRM R&D team of MicroPort in accordance with the MicroPort CRM Business Transfer Agreement.

18.3	The business activities of the Company shall be extended to the following activities:

a.	The Company shall supply imported Sorin's CRM Products to other emerging markets in the Asia Pacific region or other parts of the global markets upon the unanimous resolution of the BOD;

b.	The Company shall develop a new range of CRM IPGs through its internal R&D activities and with Sorin's support on technology and know-how subject to the Sorin Technology License Agreement;

c.
the CRM IPGs locally assembled and locally developed by the Company may be sold by the Company in Greater China and other Asia Pacific countries or regions (except Japan) to be agreed by the Parties in writing. Such products may also be sold in other global markets to be determined by the Parties upon the unanimous resolution of the BOD; and

d.	Other CRM Products (leads, programmers, accessories, etc.) manufactured by the Company shall be sold in global markets, subject to local regulatory approvals.

18.4
Both Parties shall ensure that the Company shall undertake all necessary actions to obtain necessary production licenses and product approvals for locally manufactured CRM Products, leveraging the resources and with the support of the Parties. MicroPort undertakes to provide the Company with all necessary regulatory support.

18.5
Both Parties shall ensure that the Company shall establish a quality management system and a post-marketing surveillance system in compliance with applicable regulatory requirements and, where applicable and practical, with reference to the relevant Sorin standards.

Article 19
Site of Production and Business Operation

19.1
As soon as reasonably possible after the issuance of the Business License and subject to the BOD’s unanimous resolution, the Company shall lease or purchase a proper production site and the related facilities by way of public tender or otherwise in Shanghai City to carry out its production and business operation.

19.2
MicroPort shall exert its utmost reasonable efforts to facilitate the Company and the landlord identified by the Company in the course of lease, land acquisition, development and project construction so as to reduce the land and construction costs and further to reduce the rent and other costs for the Company.

Article 20
Intellectual Property Rights on Technology and Trademarks

20.1
Unless this Contract and relevant license agreements provide otherwise, both Parties shall license all necessary CRM related IPR without charge to the Company for the purpose of commercialization of the imported products under Sorin Trademark and manufacturing CRM Products under the Company's own trademark(s), as per the Company's overall business policy and objectives decided by the Board of Directors (Article 15.2 (d)). Matters regarding such IPR license by Sorin are to be set out in the Sorin Technology License Agreement to be signed by the licensing party and the Company and attached hereto as Annexes 20.1 (a). If required by Chinese law, the Parties and the Company shall procure to carry out relevant registration of the licenses granted pursuant to this Contract.

20.2
All IPR, including but not limited to patent rights, trademarks, designs, copyright, knowhow, names and logos originally developed and owned by each Party remain the property of that Party. The Company shall not and the Parties shall ensure that the Company must not use outside of the PRC any IPR of the Parties and/or their Affiliates, or grant any sub-license without the licensing party's or its respective Affiliates' prior written approval or reverse engineer or re-engineer any product hardware or software owned by either Party and/or their Affiliates without its/their explicit prior written consent. Both Parties acknowledge all IPR of each other and agree that they must not at any time claim any interest in each other Party's IPR. The Parties further agree that any IPR licensed to the Company by any of the Parties hereto or by any of their Affiliates is provided for the use by the Company under this Contract only. Unless otherwise provided in a written agreement entered into by and between the licensing party and the Company or the other Party (or any of their Affiliates), during the term of this Contract and after its expiration or termination, the Company or the other Party (and its Affiliates) must not use by any means such IPR for any purpose, and shall abide by the confidentiality obligations set forth under this Contract.

20.3
The IPR developed by the Company itself shall be solely owned by the Company. Upon both Parties' agreement and by unanimous BOD resolutions, the Company shall identify and register a new brand as the trademark for the devices locally manufactured by the Company.

Article 21
Procurement

21.1
The Parties agree and ensure that the Company shall comply with mandatory laws on localization in the course of purchasing production materials and services. During the purchase of production materials and services, comprehensive considerations on quality and price shall be taken by the Company. Subject to fulfillment of all quality and regulatory requirements, decisions of purchase shall be made according to the following principles: (i) If the prices of local production materials and services are lower than prices of those imported, then the local production materials and services shall be purchased; (ii) If the prices of local production materials and services are higher than the prices of those imported, then such production materials and services shall be imported. The concept of the price for purpose of this Article includes but is not limited to direct purchase cost, replacement cost, verification cost relating to the products, import and export formalities, transportation, services and delivery time, etc. The Company shall identify opportunities to save production costs by identifying potential local suppliers for components, or even locally manufacture itself those components, such as header, can, battery, etc.

21.2
Both Parties agree that subject to the Sorin Supply Agreement, the Company shall purchase electronic boards (hybrids) only from Sorin CRM SAS for assembly of localized devices. For the avoidance of doubt, in respect of CRM IPGs locally developed by the Company, the Company may purchase the electronic boards from alternative selected suppliers as appropriate with regards to price, quality and compatibility based on its own business judgment.

21.3
Aside from the electronic boards, subject to relevant agreements, a supply of other components (including leads, programmers and other accessories) necessary for the Company to manufacture and assemble IPGs will be made available by Sorin CRM SAS to the Company at the Company's cost, including all taxes, customs duties, shipping charges and other costs related to the delivery.

21.4
Except the electronic boards, the Company may for its manufacturing activities purchase from alternative selected suppliers raw materials and subassemblies (leads, programmers and other accessories) as appropriate with regards to price, quality and compatibility provided that such suppliers, raw materials and subassemblies fulfil the relevant necessary quality control requirements of Sorin.

Article 22
Production

22.1
With the objective of achieving the fastest time-to-market in the PRC, whilst meeting all necessary regulatory requirements for obtaining production licenses and product approvals, upon both Parties' agreement and by unanimous resolutions, the BOD shall decide upon the best balance between amount of local activities, complexity of start-up, and timing of initiating clinical trials and regulatory submission. The BOD shall continuously evaluate the benefit and associated return on continuing to pursue its local development program to achieve the goal of providing to the market a differentiated product accepted by the Chinese market as a Chinese domestic product. By unanimous resolutions the BOD shall decide on how to run the following multiple streams of products and whether to keep multiple programs running at the same time.

a.	For Stream One Activity, the Company shall assemble products from Sorin's existing and future platform under the Sorin Technology License Agreement.

b.	For Stream Two Activity, the Parties shall discuss, evaluate and agree on the business case for the Company to manufacture hybrid for locally developed products.

c.
Upon both Parties' agreement and the BOD's unanimous resolutions, the Company shall manufacture local pacemaker leads to complement the locally manufactured domestic pacemaker IPGs and ensure that a full suite of locally manufactured products are available to the Chinese CRM market. However, financial equilibrium has to be considered by both Parties and the BOD when deciding to manufacture internally towards procuring Third Party leads from other manufacturers. Upon both Parties' agreement and the BOD's unanimous resolutions, such leads manufactured by the Company may potentially be supplied to Sorin and/or other manufacturers for sale within the PRC, or exported outside of the PRC depending on regulatory clearance.

d.
Upon both Parties' agreement and the BOD's unanimous resolutions, the Company shall manufacture and develop local ICD/CRT IPGs and leads at a later stage depending on the market development provided that the Company has gained key technological experience through manufacturing of pacemakers.

e.
Upon both Parties' agreement and/or the resolutions of the BOD (as the case may be), the Company will aspire to identify opportunities to save production costs by identifying qualified local suppliers for components, or even locally manufacture by itself, those components, such as header, can, and battery, etc.

f.
Upon both Parties’ agreement and the BOD's resolutions, the Company shall manufacture a local CRM programmer, using an innovative approach (utilizing as much as possible commercially available computer hardware) and exploiting the opportunities offered by specific Chinese regulations. The Company shall ensure that such programmers are able to support both imported and locally manufactured CRM Products. This local programmer manufactured by the Company would eventually be Sorin’s preferred programmer within the PRC and be used by Sorin globally depending on regulatory constraints, market requirements and Sorin’s relevant requirements.

22.2
Both Parties shall agree upon an annual unit and volume target plan for the Company for locally manufactured products for the period 2014-2023 within the last quarter of a calendar year for the subsequent calendar year. The total units target shall be reviewed annually by both Parties according to the sales and marketing development.

22.3	Both Parties and the Company shall in all situations make best efforts to ensure that all new products manufactured by the Company will be accepted by the Chinese market as local products.
Article 23
Distribution and Sale

23.1
The Company shall actively market, promote and distribute the imported CRM Products of Sorin and locally manufactured CRM Products of the Company. The Company shall set up a competitive marketing, sales and after-sale service system in order to meet the market demand and to promote sales of the Sorin's and the Company's CRM Products

23.2
The Company shall leverage existing commercial and distribution channels of MicroPort's EP and DES product lines if suitable. MicroPort undertakes to make MicroPort's distribution network accessible to the Company at no costs for the Company by introducing existing and future dealers of MicroPort or of its Affiliates and exert its utmost reasonable efforts to cause such dealers to conclude dealership agreements with the Company on most preferential terms and conditions to the Company, assist the Company with opening up and maintaining sales channels, identifying suitable distributors, assist the Company In negotiating and concluding contracts with such distributors and in promoting the CRM Products of Sorin and the Company so as to procure the Company may realize the budgeted sales targets as set forth in the Company business plans.

23.3
The Company shall sign or have signed a separate Sorin Exclusive Distribution Agreement with Sorin Group Italia Sri. for the Company's distribution of the imported Sorin's products in the Territory which shall be renewed periodically.

23.4	The Company shall sign or have signed a separate MicroPort Exclusive Master Distribution Agreement with MicroPort for MicroPort's sales of products imported, assembled or developed by the Company.

Article 24
Non-Compete

24.1
During the effective term of this Contract, including any extension thereof, neither Party and its Affiliates may - directly or indirectly - develop, market, commercialize, manufacture or sell any CRM Products in the Territory which compete with the CRM Products manufactured, marketed, sold or distributed by the Company. MicroPort shall not and shall procure that its Affiliates do not, without the prior written approval of Sorin, engage in any CRM related activities within or outside the Territory except as provided under this Contract.

24.2
Any Party which breaches this Contract at any time during the effective term of this Contact, including any extension thereof which results in either (i) the termination of this Contact or (ii) the exercising of the Call Option as set forth in Article 35.9, the non‑compete restriction under this Article 24 shall apply to the breaching Party for an additional period of two (2) years after the termination of this Contract or the exercising of the Call Option as set forth in Article 35.9. Should any Party become the full owner of the Company, these non-compete provisions under this Article 24 shall not apply to such Party (including any of its Affiliates owning 100% of the Company).

24.3
Notwithstanding Article 24.1 and without prejudice to Article 24.2, Sorin or its Affiliates shall be permitted to, directly or indirectly, market, commercialize and distribute CRM Products of Sorin in the Territory in case the exclusivity of the distributorship of the Company under the Sorin Exclusive Distribution Agreement is duly removed or the

Sorin Exclusive Distribution Agreement is terminated or expires in accordance with the terms thereof.
Article 25
Related Agreements and Transition
At the same time the Contract is concluded by the duly authorized representatives of the Parties, all the relevant Sorin Agreements and MicroPort Agreements shall also be concluded and signed by the Company and the respective parties, and the required approval and registration formalities for such agreements shall be handled according to the requirements of the Chinese laws.
Article 26
Labour Management, Trade Union, Grassroots Party Organization

26.1
All labour matters of the Company shall be handled in accordance with the Labour Laws. Subject to Applicable Laws, the Company shall implement an internationally competitive and market-oriented human resources system, including the relevant human resources policies and standards appropriate for the particular conditions of the Company with due consideration to MicroPort's and Sorin's applicable human resources policies and standards.

26.2

26.3	Personnel

a.
The Company shall form, alter or terminate its labour relations with its employees according to Chinese labour law. The Company shall have the right to recruit, retain, dismiss, discipline and train its employees to the greatest extent permitted by the relevant Chinese labour laws and regulations. The Company will be using mainly local Chinese personnel, only employing expatriate personnel in cases deemed necessary. A collective labour contract compliant with relevant laws, to the extent required by law may be executed with the employees.

b.
The Parties agree that some of the employees, subject to their professional qualifications and work experience, may be hired under terms and conditions for comparable personnel of Sino-foreign equity joint ventures in the CRM industry and located in Shanghai.

c.
For selected job positions the Company may recruit Chinese or foreign individuals with an international work profile and specific qualifications for relevant senior positions in a Sino-foreign joint venture in the CRM industry. Their salaries and benefits shall be determined pursuant to common international and market practices. The number of such recruits shall be determined by the BOD.

d.
Employees will be selected from candidates according to their fit for a specific assignment in terms of professional qualification, personality, work experience, past performance, future potential and further criteria as formulated by the Management Office.

26.4	Reward and Disciplinary Measures

a.
All Company employees, including Secondees, shall observe Chinese laws and the relevant Company regulations as well as undertake responsibilities diligently in accordance with their job descriptions. The Company shall implement a performance evaluation system for all employees.

b.	The Company shall have the right to effect reward and disciplinary measures in accordance with relevant Labour Guidelines.

26.5
The employees of the Company shall have the right to establish a Labour union in accordance with the Labour Laws and other relevant laws and regulations and select the Chairman and other staff members of the Labour union according to the statutory conditions and procedures. The Company shall make allocations to the Labour union fund in accordance with relevant Chinese laws. The Labour union may use these funds in accordance with the relevant control measures for Labour union funds formulated by the All China Federation of Labour Unions. Labour union activities are, whenever possible, to be conducted after normal working hours and, in any event, in such a manner as not to hinder the operation of the Company.

26.6
The party member employees of the Company may establish the organization of the Communist Party of China according to the provisions of the Constitution of CPC to conduct relevant activities. The Company shall provide necessary conditions and facilitation for such activities.

26.7
Article 27
Financial Affairs and Accounting

27.1	Accounting System

a.
The Company shall set up the accounting system and procedures in accordance with relevant Chinese accounting regulations and accounting principles for enterprises. The accounting system and procedures adopted by the Company shall be approved by the BOD and be filed with the relevant local departments of finance and tax for record to the extent required by law. The accounting system and procedures shall, to the extent possible, comply with the accounting requirements of MicroPort and Sorin. The Company shall also make available in English monthly financial reports including corresponding non-financial information as determined by Sorin according to the requirements of, and the formats as prescribed by Sorin from case to case.

b.
The Company shall adopt RMB as its bookkeeping base currency, and shall, as required by Sorin, provide periodical financial statements (in the English language) converted into foreign currency denominations as described by Sorin.

c.
All accounting records, vouchers and books as well as all financial statements and reports of the Company shall be made and kept in the Chinese language in accordance with Chinese statutory requirements, and important vouchers and books shall be kept until the end of the Joint Venture Term.

27.2	Reports

a.
The Company's accounts shall be kept at the legal address of the Company. Subject to prior notice, each of the Parties shall have access to such accounts and books of the Company so that they may continuously be informed about the Company's financial performance. The Company shall in addition provide MicroPort and Sorin with annual restated financial statements in accordance with IFRS including corresponding non-financial information in the form and language as determined by MicroPort and Sorin respectively, within thirty (30) calendar days of the end of the fiscal year.

b.
The Company shall submit to the Parties, in the formats and language as required by the relevant Party, monthly financial statements, and quarterly financial statements. The submission time shall meet the requirements of the Parties and finally not be later than ten (10) Business Days after the end of each month or each quarter. The monthly financial statement shall include a detailed three months liquidity and cash flow planning for RMB and all those foreign currencies as used by the Company. Upon request of Sorin, the Company shall provide annual financial statements to Sorin in an RMB and/or foreign currency denominated version, as adopted by the Company.

27.3	Auditing

a.
The Company shall engage an internationally recognized CPA to audit its accounts and examine and verify its annual financial statements and report. Drafts of the audited financial statements and report shall be provided to the Parties and to the BOD for review within two (2) months after the end of each fiscal year, and the final audited financial statements and report shall be completed within three (3) months after the end of each fiscal year. Such financial statements shall be prepared in accordance with Chinese law and regulations pursuant to Article 27.1 (a) above and shall be provided to the Company and the Parties in a Chinese and an English version.

b.
Each Party may appoint an accounting firm registered abroad or in the PRC to review or audit all financial accounts and records of the Company on behalf of such Party in accordance with Chinese accounting regulations or IFRS according to such Party's requirements. Access to the Company's financial records shall be given to such auditor, and the Party which appoints such auditor shall cause such auditor to keep confidential all documents examined. All expenses for such audit shall be borne by the Party which appointed such auditor, unless:

g.
events in the Company (including but not limited to alleged fraud, bribery, loss of important records or other relevant financial misstatements that directly involves the rights and interests of the shareholders) have required such audit; or

h.	the CPA referred to in subparagraph (a) above has refused to confirm the Company's important records.
In such events the Company shall bear the expenses of such audits including the auditor's fees and expenses of the Party which appointed its own auditor.

27.4	Risk Controlling
The Company shall establish an appropriate risk controlling system to monitor and control, among others, foreign exchange risks, interest rate risks, equity risks and liquidity risks. Any risk hedging policy shall require the approval of the Board of Directors.

27.5
The Company shall adopt the calendar year as its fiscal year, with the result that each fiscal year shall begin on January 1st and end on December 31st of the same year. The first fiscal year of the Company shall begin on the date of the issuance of the Business License and end on December 31st of the same year. The last day of each calendar month shall be the financial settlement date of the Company.

27.6	Profit Distribution

a.
The Board of Directors shall determine to make annual allocations to the Statutory Funds from the after-tax net profits. The ratio for and specific amount of such allocation shall be determined by the Board of Directors.

b.
The Board of Directors shall decide the amount of after tax net profit of the Company after making up the accumulated losses of the previous years and allocations to the Statutory Funds to be distributed to the Parties.

c.
All remittances of dividends out of the PRC to Sorin shall be made in RMB or a freely convertible foreign currencies specified by Sorin to a foreign bank account designated by Sorin after withholding the Tax by the Company according to Chinese laws and regulations and subject to compliance with applicable Chinese foreign exchange control regulations.

d.
Expenses associated with any exchange of RMB to a freely convertible foreign currency or vice versa or bank remittance as provided for under this Contract shall be borne by and be a business expense of the Company.

Article 28
Taxation

28.1
The Company shall pay and, if applicable, withhold Tax under the relevant laws and regulations of the PRC. subject to any tax holidays, import tax reductions, waivers, exemptions, or exclusions granted to the Company from time to time by any local, municipal, provincial or central Governmental Authority or otherwise pursuant to relevant laws, regulations and policies and any applicable Tax Treaty.

28.2
The Company's Chinese and expatriate personnel shall pay individual income tax in accordance with the Individual Income Tax Law of the PRC and the relevant Tax Treaty in effect between the PRC and other countries. The Company shall withhold and turnover these taxes to the relevant Chinese authorities in accordance with Applicable Laws.

28.3
The Company shall apply for and strive to obtain all available Tax and financial benefits including Tax exemptions, holidays and reductions as well as incentives, preferential treatments or financial subsidies offered by any local, municipal, provincial or central Governmental Authority or otherwise pursuant to relevant laws, regulations and policies, subject to a related resolution of the Board of Directors.

28.4	Without prejudice to any specific stipulation contained in any of the Sorin Agreements, in case the Company is required to withhold Tax from the payments to Sorin or any of its Affiliates:

a.
The Company shall exercise its best efforts to attain that the payment to Sorin or its respective Affiliate will, at the time of payment, be taxed at the reduced taxation rate of the relevant Tax Treaty and enjoy any preferential treatment granted by Chinese Tax laws and regulations;

b.
the Company shall provide Sorin or its Affiliate with an original copy of the Tax assessment and the Tax payment certificate without delay, and these documents shall specify Sorin or its Affiliate as the taxpayer, the amount of Tax paid, the Tax rate and the amount or fee on which such rate is based, the Tax law and the legal regulation on which such Tax payment is based, and the date of payment of the Tax; and

c.
If the documents of the Governmental Authority are issued in a language other than English, the Company shall have the documents translated into English at its own expense at the request of Sorin or its Affiliate and the translation shall be done by an officially certified translator.

28.5
Upon a respective decision of the Board of Directors, the Company shall engage a Tax Consultant for the preparation or review of all Tax returns and related filings with respect to all material Taxes (e.g. corporate income tax, value added tax, business tax) to be filed under applicable laws and regulations.

28.6
In no event shall the Company be responsible for any taxes, fees and charges payable by a Party under the relevant laws for its performance of its obligations hereunder, except for any withholding that the Company Is obliged to make under relevant laws, and the Parties shall provide necessary assistances to the Company in connection herewith.

Article 29
Insurance
The Company shall effect and maintain adequate insurance coverage for the Company's assets or business operations, including product liability insurance and business interruption insurance, as normally maintained by similar joint venture companies in the PRC or as required by relevant laws in such amounts and categories as proposed by the General Manager and approved by the Board of Directors. The amount of insurance for any property loss or damage coverage shall be equivalent to that customarily maintained by similar joint venture companies, and such insurance shall be effected in the PRC with reasonable commercial terms and conditions. All the above insurance shall be secured from a reputable insurance company lawfully operating in the PRC.
Article 30
IT Systems

30.1	The Company shall establish and maintain information technology systems that adequately support all its operations.

30.2
For any interaction with the Parties or any of their Affiliates, the Company may use data storage, transmission and communication systems compatible with the Parties' or their Affiliate's systems with reference to the manner and form as recommended by the Parties. The Company shall pay for its use of IT systems to the relevant Party in accordance with a written agreement made by and between the Company and such relevant Party on at arm's length terms and conditions.

30.3

30.4	Any hardware and software purchased, leased and/or used by the Company shall be validly licensed to the Company, and the Company shall comply with all licenses.
PART IV
MISCELLANEOUS
Article 31
Responsibilities of the Parties

31.1
The corporate CEOs or presidents of both Parties shall meet at least twice a year to facilitate the operation and management, discuss and agree on the general strategy of the Company and further cooperation between the Parties.

31.2	In addition to its other obligations under this Contract, MicroPort shall:

a.
assist the Company in applying for all licenses and permits required for the construction, leasing, acquisition or use of the Company's facilities and the operation of the Company's business, including new product program approvals, registrations and announcements of the Company's products as may be required for their manufacture and distribution by the Company, approvals under any national and other plan, and other licenses and permits necessary or supporting the Company's business objectives;

b.
support, at no cost, the Company in obtaining timely all relevant production licenses and product approvals for manufacturing CRM Products and in ensuring such production licenses remain valid under Chinese law throughout the lifetime of the Company;

c.
assist the Company in the Company's application for preferential tax treatment, financial subsidies and other investment incentives offered by the Chinese local, municipal, provincial and central Governmental Authorities or otherwise pursuant to relevant regulations and policies;

d.
assist the Company in the Company's identifying, leasing or otherwise procuring land use rights, construction of workshops and facilities as required for the Company's production and operation as set forth in Article 19 above;

e.
assist the Company in the Company's purchasing, leasing or otherwise procuring in the PRC the equipment and machinery, tools, raw materials, office furniture and equipment, vehicles, and other materials and services required for the Company's production and operations;

f.
assist the Company in obtaining necessary licenses and permits for the import of equipment and machinery, tools, raw materials, office furniture and equipment, vehicles and other materials required for the Company's production and operations (including tax exemptions for the import of the equipment, machinery, tools, etc.), and assist the Company in carrying out all import and customs formalities of the Company In respect thereto;

g.

h.
make MicroPort's existing sales and distribution network of DES and EP business accessible to the Company and provide the Company with all necessary support from MicroPort's sales and distribution network of DES and EP business at no costs for the Company;

i.	assist the Company in upgrading the Company's dealers and dealer network as well as in marketing and promoting the Company's products In the domestic market;

j.
assist the Company in obtaining and maintaining a “Foreign Exchange Registration Certificate” and other necessary approvals to utilize the various foreign exchange balancing methods permitted under Chinese laws and regulations;

k.
assist the Company in obtaining a reliable supply of electricity, water, heating, gas, steam, telecommunications, postal services and transportation required for its production and operations, and assist the Company in securing continuous and uninterrupted supply of all such utilities in an amount and quality as is required by its operation as well as at the most favorable terms and conditions possible;

l.	assist the Company in obtaining relevant information on the PRC CRM policy matters and other information relevant to the operations of the Company; and

m.	take due care of all other matters entrusted by the Company to MicroPort and agreed to by MicroPort from time to time in writing.

31.3
In addition to its other obligations under this Contract and the Sorin Technology License Agreement, upon the request of the Company and subject to relevant agreements between Sorin and the Company, Sorin shall also:

a.	make the necessary CRM-related electronics, software and components and assembly, testing and manufacturing know-how for CRM Products accessible to the Company;

b.
make all necessary design, development and testing document accessible to the Company for registration and quality assurance system audit purpose or for fulfilling the requirement of the relevant regulatory authorities in relation to product registration, quality management or post-market surveillance activities of the Company;

c.	acquire all necessary licenses and approvals for imported CRM products;

d.	support the Company in establishing connections with international key opinion leaders and academic societies;

e.
assist Company in components procurement, product development and providing technical support for the Company's locally developed products and necessary training subject to the relevant Sorin Agreement;

f.	assist employees of the Company and members of the BOD in obtaining visas, and other necessary travel documents for business travel or training outside the PRC on behalf of the Company;

g.	assist the Company in recruiting various types of qualified foreign personnel including skilled managers and technical personnel;

h.
assist the Company in organizing various trainings for the Company's employees, including technical, financial, management, IT and compliance training, subject to the terms of the Sorin Technology License Agreement and any related written agreements between the Company and Sorin;

i.
assist the Company in purchasing , leasing, installation and validation procedures for the machines, equipment, materials, office supplies, transportation tools, communication device and other materials necessary for production of the Company from outside the PRC, at the reasonable price, and in no event higher than the fair market price; and

j.	take due care of all other matters entrusted by the Company to Sorin and agreed to by Sorin from time to time in writing.

31.4
To the extent that there is no prior written agreement between a Party and the Company, such Party shall not be entitled to any fees or payments from the Company for the performance of such responsibilities other than the reimbursement of reasonable and legally proper charges advanced by that Party on behalf of the Company to Third Parties or Affiliates against invoices issued by such Third Parties or Affiliates or official receipts issued by relevant governmental authorities.

Article 32
Confidentiality

32.1
The Parties acknowledge that, prior to and during the term of this Contract, each Party or its Affiliates have disclosed and will disclose to the other Party or any Affiliates of such other Party Confidential Information. Except as may be provided in other relevant confidentiality agreements, each Party shall maintain the secrecy and confidentiality of, and shall not without the prior written approval of the other Party, disclose to any Third Party or person, any Confidential Information relating to the Company, its business operations, the products or services of the Company, or any Confidential Information disclosed to a Party by the other Party about its own business at any time during, or for the purpose of, negotiation of this Contract, or the establishment or operation of the Company. Both Parties further agree not to use any know-how, data and Confidential Information relating to the Company, its business operation, the products of the Company, or belonging to the other Party for their own purposes or for any purpose other than the operation of the Company's business.

Each Party agrees to abide by these obligations of confidentiality and non-use during the term of this Contract, including any extension thereof, or for so long as the Company continues to exist, and for a period of five (5) years thereafter.

32.2	The provisions of Article 32.1 above shall not apply to Confidential Information that can be proven by the receiving Party to the disclosing Party to:

a.	be known by the receiving Party by written records made prior to disclosure by the disclosing Party;

b.	be public knowledge prior to disclosure by the disclosing Party or to have become public knowledge thereafter by other means than through the receiving Party's breach of this Contract;

c.	have been obtained by the receiving Party from a Third Party having no obligation of confidentiality with respect to such Confidential Information; or

d.
be required by order of any competent court, arbitral tribunal, governmental authority or stock exchange to be disclosed, provided, if the Parties are required to make a public disclosure of the joint venture transaction as contemplated hereunder by the respective stock exchange where the Parties are listed respectively, the Parties shall use their best endeavour to make such public disclosure simultaneously, so that the rules of the stock exchange on which the Parties are respectively listed are duly complied with.

Neither Party shall, however, be entitled to make the objection that any specific Confidential Information had already been known to it or was rightfully obtained from a Third Party, if such receiving Party fails to inform the disclosing Party in writing (by stating the relevant circumstances) of its prior knowledge of the Confidential Information or of the rightful obtaining of the Confidential Information from a Third Party within a period of fourteen (14) calendar days after the particular Confidential Information was disclosed by the disclosing Party in case of prior knowledge, or within a period of fourteen (14) calendar days after obtaining the Confidential Information from a Third Party.

32.3
The Parties shall cause their directors, officers and employees, and those of their subsidiaries and Affiliates, to be also bound by and comply with the confidentiality obligations set forth in Article 32.1 above.

32.4
The Parties shall ensure that the Company implements rules and regulations to cause the members of the Board of Directors, the Management Office, senior staff and other employees of the Company as well as the Supervisors to also comply with the confidentiality obligations set forth in this Article 32. All members of the Board of Directors and the Management Office, senior staff and other employees as well as the Supervisors of the Company having access to Confidential Information shall be required to sign a confidentiality undertaking in a form acceptable to the Parties.

32.5	If any Party or the Company breaches any provision of this Article 32, the breaching Party shall pay liquidated damages of not less than RMB one (1) million per each violation, until and unless remedied. The payment of liquidated damages shall be without prejudice to any other rights or remedies accrued as of the date of such breach.

32.6
The provisions of this Article 32 shall remain binding upon any Party including its successors and assignees and any purchaser of any equity interest in the Company even after such Party, successor, assignee or purchaser, through an assignment of equity interest and corresponding contractual rights and obligations, ceases to be a party to this Contract. In addition, the rights and obligations under this Article 32 shall survive the expiration or early termination of this Contract, and shall remain in effect for the periods stated herein, notwithstanding the dissolution of the Company.

Article 33
Representations and Warranties

33.1	Representations and Warranties
Each Party to this Contract hereby represents and warrants as follows:

a.
It has the capacity and authority to enter into and to perform its obligations under this Contract, and is duly incorporated and in good standing and valid existence under the laws of the jurisdiction in which it is incorporated;

b.
Its execution and delivery of this Contract or its performance of any provisions hereunder will not contravene, violate or deviate from, or constitute breach under, any contract, instrument, articles of association or bylaw, rules, regulations, orders, judgments, decree or laws to which it is a party or by which it is bound or constrained, nor will its execution of this Contract or Its performance of any obligations and observance of any provisions hereof be restricted by any such contract, instrument, articles of association or bylaw, rules, regulations, orders, judgments, decree or laws;

c.
It has duly authorized, executed and delivered this Contract and that this Contract constitutes, following its effectiveness, legal, valid and binding obligations enforceable in accordance with its terms;

d.
It has willingly entered into this Contract, and it has never assumed nor will it ever assume any type of obligation or make any type of undertaking if such obligation or undertaking shall disrupt or interfere with in any way its acceptance or performance of any obligations hereunder; and

e.
At the time of execution, it has obtained all authorizations for execution and performance hereof, including any authorization required in order to comply with its internal policies and internal governance principles. In the course of this Contract, if there is any conflict with its internal policies and internal governance principles, this Contract shall prevail, however, the Company shall actively coordinate the issue with the relevant Party.

In addition to its representations and warranties under subsections (a) to (e) above, MicroPort undertakes that it will transfer to the Company all CRM Assets, In this regard, MicroPort shall warrant that upon completion of the said transfer the Company has good and marketable title to all CRM Assets free of any rights of MicroPort, its Affiliates and/or Third Parties, and that all personnel formerly employed by MicroPort and/or its Affiliates and engaged in or necessary for the operation of the CRM Assets, are solely employed by the Company.

33.2	Indemnification

a.
MicroPort shall indemnify and hold Sorin and the Company harmless from any and all obligations, losses, and damages caused as a result of or in connection with any false or misleading information in the representations and warranties MicroPort made under this Contract or any breach of any such representation and warranty on the part of MicroPort.

b.
MicroPort shall, as directed by Sorin and/or the Company, (i) take all necessary measures to remedy any false or misleading information in or any breach of any representations and warranties as set forth above within thirty (30) calendar days from the date of a notice given by Sorin and/or the Company; and/or (ii) indemnify Sorin and/or the Company in an amount equal to the loss and liabilities caused as a result of or in connection with any false or misleading information in or any breach of any representation and warranty on the part of MicroPort, provided however that such loss and liabilities would not have arisen in the absence of any such false or misleading representation and warranty or any such breach of any representation and warranty by MicroPort. Such claims by Sorin and/or the Company shall not prejudice or compromise any other remedies, including damages, which may arise and become available to Sorin and/or the Company in connection with such false or misleading representation and warranty or any such breach of any representation and warranty on the part of MicroPort.

c.
Sorin shall indemnify and hold MicroPort and the Company harmless from any and all obligations, losses, and damages caused as a result of or in connection with any false or misleading information in any representation and warranty it made under this Contract or any breach of any such representation and warranty on the part of Sorin.

d.
Sorin shall, as directed by MicroPort and/or the Company, (i) take all necessary measures to remedy any false or misleading information in or any breach of any representations and warranties as set forth above within thirty (30) calendar days from the date of a notice given by MicroPort and/or the Company; and/or (ii) indemnify MicroPort and/or the Company in an amount equal to the loss and liabilities caused as a result of or in connection with any false or misleading representation and warranty or any breach of any representation and warranty on the part of Sorin, provided however that such loss and liabilities would not have arisen in the absence of any such false or misleading representation and warranty or any such breach of any representation and warranty on the part of Sorin. Such claims by MicroPort and/or the Company shall not prejudice or compromise any other remedies, including damages, which may arise and become available to MicroPort and/or the Company in connection with such false or misleading representation and warranty or any such breach of any representation and warranty on the part of Sorin.

Article 34
Effectiveness of the Contract

34.1	This Contract shall come into effect on the Approval Date.

34.2
However, this Contract shall not be submitted to the Examination and Approval Authority for approval unless the Parties have acknowledged to each other that each of them was either satisfied that the following pre-conditions have been duly fulfilled or has waived those pre-conditions that may not have been fulfilled:

a.
this Contract, its Annexes, the Articles of Association and all other documents in relation to the Company's establishment which have to be submitted to the Examination and Approval Authority have been signed by duly authorised representatives of the Parties and other parties, who according to such document are foreseen to sign;

b.
all those Sorin and MicroPort Agreements which either of the Parties requires to be signed by the relevant parties before the submission of the documents referred to in sub-paragraph (a) above have been signed by or on behalf of duly authorised representatives of such parties;

c.	the Board of Directors of Sorin have given the unconditional approval to the signing and submission of this Contract and the above documents;

d.	the Board of Directors of MicroPort have respectively given the unconditional approval on the signing and submission of this Contract and the above documents; and

e.	all required anti-monopoly filings have been made, no objections have been received and all required anti-trust clearance including approvals have been obtained.

34.3
This Contract shall be binding upon the Parties as of the Approval Date, and the Parties agree to fulfil all their obligations pursuant to the provisions hereof. The Parties shall register this Contract at the Administration for Industry and Commerce within thirty (30) days after the Approval Date and shall carry out the formalities necessary for obtaining the Business License.

Article 35
Joint Venture Term

35.1
The Joint Venture Term established under this Contract shall be ten (10) years, commencing on the date of issuance of the Business License. The Joint Venture Term shall be extended for additional five (5) years periods, unless one Party disagrees with such extension by sending a prior written notice to the other Party at latest six (6)month before expiry of the then current Joint Venture Term.

35.2
If neither Party has disagreed about the extension of the Joint Venture Term as set out in Article 35.1, the Parties and the BOD shall jointly prepare all required documents (including any agreements between the Parties, BOD resolutions and amendments to this Contract and the Articles and Association) for the extension of the Joint Venture Term as set out in Article 35.1, and the application for extension shall be submitted by the Company to the Examination and Approval Authority for approval at latest six (6) months before expiry of the Joint Venture Term.

35.3	This Contract may be terminated at any time by the written agreement of the Parties.

35.4	Without prejudice to any other termination rights set out elsewhere in this Contract, any Party may unilaterally terminate this Contract by written notice to the other Party if:

a.
the conditions or consequences of Force Majeure significantly interfere with the normal functioning of the Company for a period in excess of six (6) months and the Parties have been unable to find an equitable solution;

b.
the Company's Business License, approval certificate, the production license and/or other approvals or permits in respect of manufacturing and distribution of CRM Products are cancelled, revoked or suspended such that the Company Is rendered unable to conduct its main business activities for more than one hundred and eighty (180) calendar days;

c.
a Party or Parties becomes bankrupt or insolvent, or is the subject of proceedings for liquidation or dissolution and such proceedings are not dismissed within sixty (60) calendar days from the date such proceedings are issued, or a Party enters into an arrangement with its creditor or ceases to carry on business or becomes unable to pay its debts as they come due;

d.
any Governmental Authority (including for this purpose any court) expropriates or requisitions, or orders the expropriation or requisition of, all or material portion of the assets or properties of the Company and such expropriation or requisition has a material adverse impact on the performance of the Company's business;

e.
such Party is prevented from enforcing any of its rights under this Contract, the Articles of Association of the Company or any Sorin Agreement or any MicroPort Agreement for a period of more than six (6) months due to an act of a Governmental Authority or due to a change of Chinese law or governmental policies.

f.

35.5	Without prejudice to any other termination rights set out elsewhere in this Contract, a Party (“Non-Affected Party”) may unilaterally terminate this Contract by written notice to the other Party, if:

a.
the other Party (“Affected Party”) fails to make its contributions to the registered capital of the Company in the amount or value or within such times or at the terms and conditions as agreed between the Parties, and such failure is not cured within one (1) month after delivery of a written notice to the Affected Party by the Non-Affected Party or the Company in which the Non-Affected Party or the Company demands that it be cured by the Affected Party or other period as agreed by the Parties;

b.
the other Party (“Affected Party”) materially breaches this Contract or violates the Company's Articles of Association and such breach or violation is not cured within one (1) month after delivery of a written notice to the Affected Party by the Non-Affected Party in which the Non-Affected Party identifies the breach and demands that it be cured by the Affected Party;

c.
the other Party (“Affected Party'') or any of its Affiliates has materially violated any of the agreements that it has entered into with the Company, resulting in the Company's failure to operate normally, and, despite receipt of a written reminder of the Company or of the Non-Affected Party to such effect, does not remedy such breach within one (1) month upon the receipt of the said written reminder,

d.
the other Party (“Affected Party”) transfers its equity interest in the Company or grants an Encumbrance or allows an Encumbrance to exist on its equity interest in the Company in violation of the provisions of this Contract;

e.
any Governmental Authority (including for this purpose any court) expropriates or requisitions, or orders the expropriation or requisition of, all or material portion of the assets or properties of Sorin or MicroPort (the concerned party is referred to as (“Affected Party”) and such expropriation or requisition has a material adverse impact over the performance of the Company's business;

f.	a Change of Control occurs with respect to the other Party (“Affected Party'') (including any legal successor of the Affected Party as shareholder of the Company).

35.6
Without prejudice to any other termination rights set out in other provisions of this Contract, Sorin may unilaterally terminate this Contract by a written notice to MicroPort, if the Capital Increase and Accession Agreement, the Sorin Technology License Agreement, the Sorin Supply Agreement, Sorin Exclusive Distribution Agreement terminates not due to a reason attributable to Sorin or its respective Affiliates. Without prejudice to any other termination rights set out in other provisions of this Contract, MicroPort may unilaterally terminate this Contract by a written notice to Sorin, if the Capital Increase and Accession Agreement or MicroPort Exclusive Master Distribution Agreement terminates not due to a reason attributable to MicroPort or its respective Affiliates.

35.7	If a Party entitled to terminate gives a notice of its intention to terminate the Contract to the other Party, the Parties shall immediately conduct negotiations to resolve the dispute. If:

a.	no resolution of the dispute is reached to the satisfaction of the notifying Party within one (1) month after the other Party's receipt of such notice; or

b.	the notified Party fails to cooperate by promptly commencing negotiations within one (1) month upon receipt of said notice, the notifying Party shall be entitled to terminate this Contract immediately upon giving a termination notice to the other Party.

35.8
The termination under this Contract shall not affect or substitute any other rights, claims or remedies that may be available to a Party or the Company. Any termination shall neither relieve the Affected Party from liabilities accrued to the date of termination nor relieve the Affected Party from liabilities to the Non-Affected Party or the Company.

35.9
Without prejudice to any other termination rights set out in other provisions of this Contract, in the event that a Change of Control occurs with respect to the other Party (“Affected Party'') (including any legal successor of the Affected Party as shareholder of the Company), the Affected Party must notify the other Party (“Non-Affected Party”) in writing of such Change of Control immediately and the Non-Affected Party is entitled to acquire all or part of the equity interest held by the Affected Party (“Share Transfer”) in the Company (“Call Option I”). The Non-Affected Party shall notify the Affected Party of its intention to exercise its Call Option I in writing within three (3) months of receipt of the written notice from the Affected Party about such Change of Control; otherwise, It is deemed that the Non-Affected Party waives its right to exercising Call Option I. The consideration for the Share Transfer shall be:

a.	If the Company at average has been unprofitable during the Assessment Period, the Net Asset Value of the Company at the Cut-off Date.

b.	If the Company at average has been profitable during the Assessment Period the higher one of the following (i) or (ii):

a.	ten (10) times the average net profit of the Company during the Assessment Period, or

a.	the price based on the PIE ratio of the transaction resulting in the Change of Control.

35.10
Without prejudice to any other termination rights set out in other provisions of this Contract, in the event that one Party (“Affected Party”) materially breaches this Contract or violates the Company's Articles of Association and such breach or violation is not cured within one (1) month after delivery of a written notice to the Affected Party by the Non-Affected Party in which the Non-Affected Party identifies the breach and demands that it be cured by the Affected Party, the Non-Affected Party is entitled to purchase all or part of the equity interest held by the Affected Party in the Company (“Call Option II”). The Non-Affected Party shall notify the Affected Party in writing of its intention to exercise its Call Option II within three (3) months of the end of the aforementioned one (1)-month cure period; otherwise, it is deemed that the Non-Affected Party waives Its right to exercising Call Option II. The consideration for such equity transfer shall be:

a.	If the Company at average has been unprofitable during the Assessment Period, the Net Asset Value of the Company at the Cut-off Date.

b.	If the Company at average has been profitable during the Assessment Period, ten (10) times the average net profit of the Company during the Assessment Period.

35.11
Immediately upon the notification of the Non-Affected Party to the Affected Party of its intention to exercise Call Option I or II (as the case may be), the Parties shall enter into good faith negotiations to affect the Share Transfer pursuant to the principles set out in Articles 35.9 and 35.10. If no agreement is reached between the Parties on all terms and conditions of such Share Transfer within thirty (30) calendar days, the Non-Affected Party shall have the right to nominate a CPA to determine in accordance with applicable accounting laws and standards any of the following: (i) whether the Company has been on average profitable or unprofitable during the Assessment Period, (ii) the average profit of the Company during the Assessment Period, (iii) the price based on the P/E ratio of transaction resulting in the Change of Control, (iv) the Net Asset Value of the Company at the Cut-off Date. Such determination of the CPA shall be binding on the Parties. The cost of the CPA shall be borne by the Affected Party.

35.12
If, due to any requirements under Chinese law or governmental policies the exercise of the Call Option set out in Articles 35.9 and 35.10 results in the performance of a specific procedure granting anyone other than the Non-Affected Party or a person nominated by it the opportunity to acquire the concerned equity interest in the Company, then the Non-Affected Party shall have a pre-emptive right. If, due to any regulatory restrictions under Chinese law or governmental policies a Party, an Affiliate or a Third Party, as the case may be, is prevented from acquiring all or part of the Company's equity interest in accordance with Articles 35.9 and 35.10, the Non-Affected Party may nominate a Third Party or Affiliate which is neither a Competitor nor of the same nationality as the Non-Affected Party to acquire all or part of the equity interest of the Affected Party. Alternatively and at the request of the Non-Affected Party, the Affected Party shall take all necessary actions and undertakes to cooperate to change the Business Scope of the Company, pursuant to instructions by the Non-Affected Party, In such a way that the Non-Affected Party is no longer prevented from acquiring all or part of the Company's equity interest. Such request may be made by the Non-Affected Party at any stage of the procedure required to implement any of its rights under this Article 35.

35.13
If any required Governmental Approvals cannot be obtained for the transfer of equity within one hundred eighty (180) calendar days after the signing of the related equity interest transfer agreement, such agreement shall be null and void and the Company shall be liquidated in accordance with the provisions of this Contract, unless an extension is mutually agreed to by the relevant parties or a written request is made by the Non-Affected Party.

35.14
In cases of termination and/or exercising Call Option in compliance with this Article 35 the Parties shall take all necessary actions, in particular execute all necessary agreements and other documents necessary to facilitate the transfer of equity interest or the liquidation of the Company and shall cause its appointees on the Board of Directors to pass resolutions in favour of and facilitating any and all matters regarding the related transfer of equity interest or liquidation and corresponding adjustment of the Contract and the Articles of Association of the Company, as well as use its best efforts to cooperate, coordinate and assist the Company in all aspects with regard to the transfer of equity interest or liquidation and corresponding adjustment of the Contract and the Articles of Association of the Company, including but not limited to submitting all relevant signed documents to the Examination and Approval Authority according to law and registration with the competent authority without any delay. MicroPort’s related obligations hereunder include to use its best efforts to obtain all approvals and the like authorizations which may be required to implement the concerned transaction without the performance of a statutory bidding or auctioning procedure and to arrive at a price for the concerned equity interest transfer equalling the one as determined in compliance with the relevant regulations under this Article 35. MicroPort shall ensure that in case of a statutory bidding or auctioning process none of its Affiliates will bid for MicroPort's equity interest in the Company that may be offered for transfer.

Article 36
Liquidation

36.1
Liquidation shall be commenced on the date determined by a respective resolution of the Board of Directors, when approval to such liquidation is received from the Examination and Approval Authority, or on the date when the Company is dissolved or the Company's operations are otherwise terminated by virtue of any court order, arbitral award or administrative order, or on the date of expiry of the Joint Venture Term, whichever comes earliest.

36.2
The Board of Directors shall within fifteen (15) calendar days from the beginning of the liquidation, appoint a Liquidation Panel that shall represent the Company in all legal matters during the period of liquidation. The Liquidation Panel shall evaluate and liquidate the Company's assets in accordance with applicable Chinese laws and regulations and the principles set out herein.

36.3
Unless otherwise required by mandatory law, the Liquidation Panel shall be made up of as many members as the Company has Directors, and half of the members shall be appointed by MicroPort and the other half shall be appointed by Sorin. Members of the Liquidation Panel may be selected from the Directors of the Company. Any Party may also appoint professional advisors to be members of or to assist the Liquidation Panel.

36.4

36.5
The Liquidation Panel shall conduct a thorough examination of the Company's assets and liabilities, on the basis of which it shall, In accordance with the relevant provisions of this Contract, develop a liquidation plan which, if approved by the Board of Directors, shall be executed under the Liquidation Panel's supervision. Settlement of any claim, creditor's rights or debt under liquidation shall be approved by all members of the Liquidation Panel.

36.6	In developing and executing the liquidation plan, the Liquidation Panel shall exert every effort to obtain the highest possible price for the Company's assets.

36.7	The liquidation expenses, including remuneration to members of and advisors to the Liquidation Panel, shall be paid out of the Company's assets in priority to the claims of other creditors.

36.8
After the Liquidation Panel has paid the liquidation fee, the remuneration to the staff and the labour insurance charges as well as the taxes in arrear and has settled all legitimate debts of the Company in accordance with laws, any remaining assets shall be distributed to the Parties in accordance with the capital contribution ratio of the Parties. With respect to fixed assets, the Liquidation Panel shall have such assets appraised by a CPA to be retained by the Liquidation Panel and transformed into proceeds by selling it to the Parties against a compensation equalling the appraised value. As regards any fixed assets required or useful for the production of CRM Products, Sorin shall, and as regards other fixed assets, MicroPort shall enjoy the first right of refusal under the same conditions. Fixed assets not purchased by a Party within thirty (30) Business Days following the Parties' receipt of the relevant appraisal report shall be offered for sale to Third Party. Fixed assets not sold to Third Party after ninety (90) Business Days shall be distributed to the Parties in accordance with their capital contribution ratio in the Company. In the process of selling fixed assets to Third Party, the Parties shall have the pre-emptive right over the Third Party during the liquidation period to purchase such fixed assets on the same terms and at the same price as offered to any Third Party.

36.9
On completion of liquidation, the Liquidation Panel shall prepare a liquidation report and the liquidation accounting statements. The Liquidation Panel shall, by unanimous decision, appoint an accounting firm to examine the report and statement and issue a verification report.

36.10	Upon expiry or termination of this Contract:

a.
the provisions of this Contract in relation to representations and warranties, compensation of damages, indemnification, confidentiality, settlement of disputes, termination, buy-out and liquidation of the Company shall survive the expiry or termination of this Contract; and

b.
unless upon specific prior written agreement between the Parties, no Party shall have any right to use, either directly or through its Affiliates, any IPR or similar rights owned by any other Party or by the Company or to produce or distribute any products of any other Party or its Affiliates that such other Party or its Affiliates have licensed to the Company or any products produced by the Company primarily based on the technical data or information provided by such other Party or its Affiliates.

c.
Article 37
Force Majeure

37.1	Notice
Should any Party be prevented from performing the terms and conditions of this Contract due to the occurrence of a Force Majeure event, the prevented Party shall send notice to the other Party within fourteen {14) calendar days from the occurrence of the Force Majeure event stating in the details of such Force Majeure event.

37.2	Performance
Any delay or failure in performance of this Contract caused by a Force Majeure event shall not constitute a default by the prevented Party or give rise to any claim for damages, losses or penalties. Under such circumstances, the Parties are still under an obligation to take reasonable measures to perform this Contract and to mitigate any possible damage to the Company or any Party, so far as is practical. The prevented Party shall send notice to the other Party as soon as possible of the elimination of the Force Majeure event.
Article 38
Settlement of Disputes

38.1
In the event any dispute arises between the Parties out of or in relation to this Contract, including any dispute regarding its breach, termination or validity, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations.

38.2
If the dispute has not been resolved by friendly consultations within sixty (60) calendar days after one Party has served written notice to the other Party requesting the commencement of such consultations, then any concerned Party may demand that the dispute be finally settled by arbitration under the Rules of the Hong Kong International Arbitration Centre in force at the time of commencement of the arbitration in accordance with said Rules and with the following provisions:

a.	the place of arbitration shall be Hong Kong;

b.
The arbitral proceedings shall be kept confidential, unless the disclosure is required in accordance with relevant laws and regulations. The language of the arbitral proceedings shall be English and the Chinese translation shall be provided at the costs for the Party who requires such translation;

c.
in any arbitration proceedings, any legal proceedings to enforce any arbitration award and in any other legal proceedings between the Parties pursuant to or relating to this Contract, each Party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity;

d.

e.	the tribunal shall consist of three (3) arbitrators;

f.	the presiding arbitrator shall neither be an Italian nor a Chinese national;

g.
the Parties hereby agree that any arbitration award rendered in accordance with this Article shall be final and binding upon the concerned Parties, and the Parties further agree that such award may be enforced by any court having jurisdiction over the Party against which the award has been rendered or over the assets of such Party wherever the same may be located; and

h.
after submittal of the dispute to arbitration, the Parties shall continue to exercise any other rights and perform any other obligations hereunder, unless such obligations are directly related to the matter under dispute.

Article 39
Breach of Contract
In the event of a breach of contract committed by a Party, the liabilities arising from such breach of contract towards the Company and the other Party shall be borne by the breaching Party. In the event that a breach of contract is committed by more than one Party, each Party shall bear its individual share of the liabilities towards the Company and any non-breaching Party arising from such breach of contract.
Article 40
Applicable Laws and Change of Law

40.1	Applicable Laws
The formation of this Contract, its validity, interpretation, execution and any performance, and the settlement of any disputes hereunder, shall be governed by published and publicly available laws, rules and regulations of the PRC. If there are no published or publicly available Chinese laws, rules or regulations or international treaties or conventions governing a particular matter, the then current general business practices in the PRC shall apply, to the extent they are in conformity with generally accepted international business practices and principles.

40.2	Change of Law
If any Party's economic benefits as a holder of interest in the Company is adversely and materially affected by the promulgation of any new Chinese laws, rules or regulations or the amendment or interpretation of any existing Chinese laws, rules or regulations after the Approval Date, the Parties shall promptly consult with each other and use their best endeavours to implement any adjustments necessary to maintain each Party's economic benefits derived from this Contract on a basis no less favorable than the economic benefits it would have derived if such laws, rules or regulations had not been promulgated or amended or so interpreted.

Article 41
Compliance

41.1	The Parties shall comply and procure that the Company complies with all import and export control and embargo laws applicable to the Company.

41.2
Each Party in particular undertakes to one another that each Party shall procure that neither it nor any of its Affiliates nor the Company, nor any director, trustee, officer, employee, beneficiary, supplier, dealer and agent or representative (nor any of their immediate family members or spouses or other related persons) of any of them, nor any person associated with or acting for, or on behalf of, any of them, shall with respect to (i) the Parties' holding of equities in the Company and/or (ii) the matters and activities relating to the Company directly or indirectly:

a.	make any unlawful payment to foreign or domestic Government Officials or to foreign or domestic political parties or campaigns or violate any Anti-Corruption Laws;

b.	use any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity;

c.
make any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of what form, whether in money, property, or services to any person:

i.	to obtain favourable treatment for the Company or contracts secured,

j.	to pay for favourable treatment for the Company or contracts secured,

k.	to obtain special concessions or for special concessions already obtained, or

l.	in violation of any Applicable Laws;

d.	establish or maintain any fund or asset that has not been properly recorded in the books or records of the Company; or

e.	authorise or tolerate any of the above.
Each Party shall notify the other Party and the Company in writing promptly upon the discovery of any non-compliance with its obligations set forth in this Article 41.2.

41.3	Compliance Guidelines, Compliance Programme and Organisation

a.	The Parties undertake to one another that each Party shall procure the adoption of the compliance guidelines at the first meeting of the Company's Board of Directors.

b.
The Board of Directors shall be responsible for the implementation (including but not limited to, the appointment and replacement of relevant officers) and continued improvement of a compliance programme and organisation at the Company which aim to ensure the conformity of the Company's activities with all Applicable Laws and the compliance guidelines in accordance with milestones to be established by the Board of Directors. Each Party may provide guidelines to the Company In relation to the Company's compliance programme and organisation, such guidelines may be adopted or amended by the resolutions of the Board of Directors in consideration of the specific situations of the Company.

c.
The Board of Directors shall have the right to modify or supplement the compliance guidelines and the compliance programme and organisation when and in a way as it deems fit. The Parties undertake to one another that each Party shall procure the implementation of any modifications of the compliance guidelines and the compliance programme and organisation and of all other decisions resolved by the Board of Directors at the level of the Company.

41.4	Remediation Obligation

a.
If a Party becomes aware of an indication that the Company may be in breach of Applicable Laws and/or the compliance guidelines, such Party shall provide a notice setting forth such indication to the other Party and the Company. Upon receipt of such notice the Company shall procure that:

m.	the respective indication is being investigated by an accounting and/or law firm of international reputation; and

n.
any measure that may be required to remedy potential breaches of Applicable Laws and/or compliance guidelines shown by such indication (including by dismissing employees that have breached Applicable Laws and/or compliance guidelines) is being taken.

b.
The Company shall cause the engaged accounting and/or law firm to provide a written report setting forth the work plan and, subsequently, the results of the investigation to the Parties. Each Party shall have the right to observe the implementation of such investigations and all related measures. All costs or loss of profits associated with the investigation and remediation of any violation of Applicable Laws and/or compliance guidelines shall be borne by the Company. The Parties undertake to one another that each Party shall procure the Company's adherence to its obligations set forth in this subparagraph.

41.5	Investigations by a Governmental Authority
The Parties undertake to one another that each Party shall procure the Company's adherence to the following: If a Governmental Authority initiates an investigation against the Company and requests information (including, but not limited to, books and records) from the Company in connection with such investigation, the Company shall procure the provision of any requested information to such Governmental Authority, and, upon request, to a Party; provided, however, that such disclosure is required by law.

41.6	Audit Rights, Suppliers and Sales Intermediaries Due Diligence
The Parties undertake to one another that each Party shall procure the Company's adherence to the following:

a.
Upon written request of a Party, the Company shall permit such Party and such Party's representatives, including external advisors, during normal working hours to examine the Company's compliance with Applicable Laws and/or the compliance guidelines by reviewing and making copies of the Company's books and records that are relevant for the verification of said compliance and matters relating to the business of the Company, provided that the examination of such Party and its representatives does not affect the normal operation of the Company. The Company shall assist such Party and such Party's representatives, including its external advisors, in every way to carry out its right as per the preceding sentence, in particular by:

o.	promptly providing all Information and materials, and

p.	permitting unhindered access and inspection of said books and records.

b.
At any time a Party shall have the right to request the Company to conduct compliance due diligences with respect to all or some of the Company's suppliers or Sales Intermediaries. Upon such request, the Company shall procure that such due diligences are being conducted immediately and shall procure that the outcome of such due diligences are promptly being provided to the Parties. If, based on the outcome of such due diligences or otherwise, a Party becomes aware of (an) indication(s) that one or more suppliers or Sales Intermediaries may not be in compliance with Applicable Laws or the compliance guidelines, that Party shall have the right to instruct the Company to replace the respective supplier or Sales Intermediary or to amend the agreement(s) underlying the relationship between the Company and the respective supplier or Sales Intermediary. The Company shall procure the prompt implementation of such instruction. The Parties undertake to one another that each Party shall procure the Company's adherence to its obligations set forth in this subparagraph.

Article 42
Composition of this Contract
This Contract and its Annexes (such Annexes are hereby expressly incorporated into this Contract by reference, as integral parts hereof) as well as the Capital Increase and Accession Agreement shall constitute the entire agreement among the Parties in connection with the subject matter hereof, and shall supersede any and all prior agreements, contracts, representations and understandings, whether oral or written. In the event of any conflict between any provisions of this Contract and that of any of the Annexes, this Contract shall prevail.

Article 43
Miscellaneous Provisions

43.1	Language

a.	This Contract is made and executed in both Chinese and English, both of which shall have the same effect.

b.	If the Parties, the Company or any of its organs produce legal documents in Chinese and in English pursuant to this Contract, both versions shall be equally valid and authentic

43.2	Waiver and Preservation of Rights
No failure or delay on the part of any Party in exercising any right, power or privilege under this Contract shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or other exercise thereof hereunder. The rights and remedies herein provided are cumulative, and are not exclusive of any rights or remedies that any Party may otherwise have.

43.3	Costs
Unless otherwise provided in this Contract, each Party shall bear its own costs, expenses and Taxes Incurred or to be Incurred by that Party In connection with this Contract and the transactions and measures taken hereunder, including fees of professional advisors.

43.4	Notices
All notices or other communications under this Contract shall be in writing in the Chinese and English language and shall be delivered or sent to the correspondence addresses or facsimile numbers of the Parties set forth below or to such other addresses or facsimile numbers as may be hereafter designated In writing on seven (7) Business Days' notice by the relevant Party. All such notices and communications shall be effective: (i) when delivered personally; (ii) when sent by facsimile or other electronic means with sending machine confirmation; (Ill) ten (10) Business Days after having been sent by registered mail, return receipt requested, postage prepaid; or (iv) four (4) Business Days after deposit with a commercial overnight courier, with evidence of delivery provided by the courier.
To Micro Port:
Address: 501 Newton Rd., Zhangjiang Hi-Tech Park, Shanghai 201203
Att: Daozhi Liu
Fax: 86-21-50801305
To Sorin:
Address: 4, avenue Reaumur 92143 Clamart cedex FRANCE
Att: Alexander H.J. Neumann
Fax:33-1-46013460
With a copy to:
Sorin Group Corporate Legal Affairs
Att.: Alexander H.J. Neumann
Vice President, Corporate Legal Affairs
Cardiac Surgery Business Unit & Intercontinental
Llndberghstrasse 25
80939 MOnchen, Deutschland
Tel.: +49 89 323 01 400, Fax: +49 89 323 01 401
e-mail: alexander.neumann@sorin.com
and
TaylorWessing Law Firm, Beijing office
Att.: Johnny Zhao
Senior Counsel
Unit 2307&08, West Tower, Twin Towers B-12 Jianguomenwai Avenue, Chaoyang
District
Beijing 100022
Tel +86 (0)10 6567 5886, Fax +86 (0)10 6566 5857
Email: j.zhao@taylorwessing.com

43.5	Severability
If any provision of this Contract should be or become fully or partially invalid, illegal or unenforceable in any respect for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of this Contract shall not in any way be affected or impaired thereby.

43.6	Modification and Amendment
No amendment or modification of this Contract, whether by way of addition, deletion or other change of any of its terms, shall be valid or effective unless a variation is agreed to in writing, signed by authorized representatives of each of the Parties and to the extent required by law, approved by the Examination and Approval Authority.

43.7	Successors
This Contract shall inure to the benefit of and be binding upon each of the Parties and their respective permitted successors and permissible assignees.

43.8	Headings
Descriptive headings in this Contract are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Contract or any Annexes hereto.

43.9	Originals
This Contract is executed in eight (8) original counterparts with equal legal effect, with two (2) for each Party, one (1) for each of the Examination and Approval Authority and the Administration for Industry and Commerce, and two (2) for the Company for the purpose of filing.
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IN WITNESS WHEREOF, each of the Parties hereto has caused this Contract to be executed. by its duly authorized representative on the date first set forth above.
For and on behalf of Shanghai MicroPort For and on behalf of Sorin CRM Holding Medical (Group) Co., Ltd. (Company Chop) SAS

By:__________
Joyce Zhang (Chin. [ ]
Title: President
Nationality: Chinese

By:__________
Alexander H.J. Neumann
Title: Directeur general
Nationality: German